UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SLM Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

300 Continental Drive
Newark, Delaware 19713

April 8, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF SLM CORPORATION
To Be Held May 19, 2011

To our Shareholders:

The 2011 Annual Meeting of Shareholders of SLM Corporation will be held at the Hilton Wilmington Christiana, 100 Continental Drive, Newark, Delaware 19713, on Thursday, May 19, 2011 beginning at 11:00 a.m., local time. At the meeting, holders of the Company’s common stock will consider and vote on the following matters:

•	Election of the 16 directors named in the proxy statement;

•	An advisory vote on executive compensation;

•	An advisory vote on the frequency of future advisory votes on executive compensation; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2011.

We will also conduct any other business that properly comes before the meeting.

All record holders of shares of the Company’s common stock at the close of business on March 21, 2011 are entitled to vote at the meeting. If you wish to attend the meeting in person, you must bring evidence of your ownership as of March 21, 2011, or a valid proxy showing that you are representing a shareholder.

Your participation in the annual meeting is important. We urge you to take the time to read carefully the proposals described in the proxy statement and vote your proxy at your earliest convenience. You may vote by telephone, Internet or, if you request that proxy materials be mailed to you, by completing and signing the proxy card enclosed with those materials and returning it in the envelope provided.

Thank you for your investment in Sallie Mae.

Sincerely,

Anthony P. Terracciano
Chairman of the Board of Directors

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of SLM Corporation (the “Company”) solicits your proxy to conduct business at the Company’s Annual Meeting to be held at the Hilton Wilmington Christiana, 100 Continental Drive, Newark, Delaware 19713, on Thursday, May 19, 2011 at 11:00 a.m., local time (the “Annual Meeting.”) This proxy statement is first being sent or made available, as applicable, to the shareholders of the Company on or about April 8, 2011.

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Shareholders to be Held on May 19, 2011 This proxy statement and the Company’s annual report on Form 10-K are available at http://www.salliemae.com/Investors/AnnualReports and http://materials.proxyvote.com/78442P. You may also obtain these materials at the SEC’s website at www.sec.gov or by contacting the Office of the Corporate Secretary at the Company’s principal executive offices, located at 300 Continental Drive, Newark, DE 19713. We will provide a copy of the Form 10-K without charge to any shareholder upon his or her written request.

VOTING INFORMATION

About Voting

Who may vote? Only the Company’s shareholders who owned common stock at the close of business on March 21, 2011, the record date for the Annual Meeting, can vote. At March 21, 2011, the record date, 527,552,383 shares of the Company’s voting common stock, par value $.20 per share, were outstanding and eligible to be voted. The common stock is listed on the NYSE under the symbol “SLM.”

Why did I receive a “Notice Regarding the Availability of Proxy Materials”? In accordance with SEC rules, instead of mailing a printed copy of our proxy materials, the Company may send to shareholders a Notice Regarding the Availability of Proxy Materials to shareholders that provides instructions as to how you may access and review all of the important information contained in the proxy materials via the Internet. If you receive such a notice, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice of Availability provides instructions on how to vote your shares and information about how to request a printed set of proxy materials. It also contains a 15-digit control number that you will need to vote your shares. Please keep the Notice Of Availability for your reference through the meeting date.

How do I request paper copies of the proxy materials? You may request paper copies of the 2011 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. The Notice of Availability also contains instructions regarding how to request paper copies of the proxy materials.

What is the difference between holding shares as a beneficial owner in street name and as a shareholder of record? If your shares are held in street name through a broker, bank, trust or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares. Your broker, bank, trust or other nominee may only vote your shares on routine matters (routine matters do NOT include the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of future of advisory votes on executive compensation, and do include ratification of the appointment of the Company’s independent registered public accounting firm). For non-routine matters, your shares will not be voted without your specific voting instructions. Accordingly, we encourage you to vote your shares.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered to be a shareholder of record with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the Annual Meeting.

How do I vote? You may vote in one of the following ways:

By Internet.  You may vote electronically via the Internet at www.proxyvote.com. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2011. Have your Notice of Availability or proxy card available when you log on.

By Telephone.  If you wish to vote by telephone you may call the toll-free telephone number on the Notice of Availability or your proxy card (1-800-690-6903), which is available 24-hours a day, and follow the pre-recorded instructions. Have your Notice of Availability or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide you additional instructions regarding voting your shares by telephone. Votes submitted telephonically must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2011.

In Person.  If you hold shares directly in your name as a shareholder of record, you may either vote in person or be represented by another person at the Annual Meeting by executing a legal proxy designating that person.

If you hold your shares in street name, you must obtain a legal proxy from your broker, bank, trust or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com.

By Mail.  If you hold your shares in street name through a broker, bank, trust or other nominee, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the Voting Instruction Form and return it in the prepaid return envelope provided. Your Voting Instruction Form must be received no later than close of business on May 18, 2011.

If you hold your shares directly in your name as a shareholder of record, to vote by mail you must request paper copies of the proxy materials. Once you receive your paper copies, you will need to mark, sign and date the proxy card and return it in the prepaid return envelope provided. Your proxy card must be received no later than close of business on May 18, 2011.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares? You may instruct your broker, bank, trustee or other nominee on how to vote your shares using the methods described above. If you do not provide voting instructions to the firm that holds your shares prior to the company’s Annual Meeting, the firm has discretion to vote your shares according to the Board’s recommendations with respect to Proposal 4 on the proxy card regarding ratification of the independent public accounting firm, which is considered a routine matter, but the firm does not have discretion to vote your shares with respect to Proposals 1, 2 and 3, on the proxy card, each of which is considered a non-routine matter. You are encouraged to participate in electing directors and voting on all of the proposals by returning voting instructions.

How do I vote my 401(k) Plan shares? If you participate in the Company’s 401(k) Plans, you may vote the number of shares equivalent to your interest, if any, as credited to your account on the record date. You will need to instruct the 401(k) Plan Trustee by telephone, internet or by mail how to vote your shares. Voting instructions must be received no later than close of business on May 17, 2011.

How do I attend the Annual Meeting? In order to attend the meeting, you must present a valid picture identification and, if you hold shares in street name (though a broker, bank, trust or other nominee), proof of stock ownership as of the record date.

How do proxies work? The Company’s Board of Directors is requesting your proxy. Giving the Board your proxy means that you authorize representatives of the Board to vote your shares at the Annual Meeting in the manner you specify and as described above. If you hold your shares as record holder and sign and return the enclosed proxy card but do not specify how to vote, the Board of Directors will vote your shares in accordance with the Board’s recommendations “FOR” the election of each of the director nominees named in this proxy statement, “FOR” approval of the advisory vote on executive compensation, “one year” with respect to the advisory vote on the frequency of future advisory votes on executive compensation, and “FOR” ratification of the appointment of the Company’s independent registered public accounting firm. Giving the Board your proxy also means that you authorize their representatives to cumulate votes in the election of directors and to vote on any other matter presented at the Annual Meeting in such manner as they determine best. The Company does not know of any other matters to be presented at the Annual Meeting as of the date of this proxy statement. If you own shares through the 401(k) Plans and do not provide voting instructions with respect to your plan shares, the Trustee will vote your plan shares in the same proportion as other plan shares have been voted.

Can I change my vote? Yes. If you hold your shares as a record holder, you may revoke your proxy or change your vote at any time prior to the final tallying of votes by:

•	Delivering a written notice of revocation to the Company’s Corporate Secretary at Office of the Corporate Secretary, 300 Continental Drive, Newark, DE 19713;

•	Submitting another timely vote via the Internet, by telephone or by mailing a new proxy (following the instructions listed under the “How do I vote?” section above); or

•	Attending the meeting and voting in person.

Your new vote must be submitted in accordance with the applicable timeframe and other requirements listed under the “How do I vote?” section.

If your shares are held in street name, contact your broker, bank, trustee or nominee for instructions on how to revoke or change your voting instructions.

What vote is necessary to approve each matter to be voted on at the Annual Meeting? Shareholders of record are entitled to one vote per share of common stock held for each director nominee and for each other matter to be voted on at the meeting.

Election of directors.  This election is an uncontested election because the number of nominees for election to the Board equals the number of directors to be elected. Accordingly, a director nominee will be elected to the Board if the number of shares voted “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee’s election. If any of the 16 nominees fails to receive a majority of the votes cast “FOR” his or her election, the Nominations and Governance Committee will make a recommendation to the Board on whether to accept or reject the nominee’s resignation, which automatically will be tendered upon the certification of the election results. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

In the election of directors, shareholders are entitled to cumulative voting, which means that each share of common stock is entitled to the number of votes equal to the number of directors to be elected. Therefore, each share you own is entitled to 16 votes in the election of directors. You may cumulate your votes and cast all your votes “FOR” one nominee or you may distribute your votes among the nominees in any manner. If cumulative voting is applied at the Annual Meeting, the persons named as proxies may cumulate votes and cast such votes in favor of the election of some or all of the Board’s nominees in their sole discretion, except that a shareholder’s votes will not be cast for a nominee as to whom such shareholder instructs that such votes be cast “AGAINST” or “ABSTAIN.” The persons named as proxies by the Company will not exercise discretion to cumulate votes unless another shareholder cumulates its shares when voting for directors.

Abstentions and shares that are not voted in the election of directors, including broker non-votes, have no direct effect in the election of directors.

Other matters.  Approval of each of the other matters at the Annual Meeting requires an affirmative vote of at least a majority of the votes present or represented and entitled to be voted on the matter, with each share of stock entitled to one vote. Abstentions have the same effect as votes against the matter. Shares that are not voted on a matter, including broker non-votes, have no direct effect on the matter.

What constitutes a quorum? A quorum of shareholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of the Company’s shares entitled to vote are present in person or represented by proxy, at the Annual Meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes, will be counted in determining the quorum.

Who will count the vote? Votes will be tabulated by the Company’s Corporate Secretary.

OVERVIEW OF PROPOSALS

This proxy statement contains four proposals requiring shareholder action. Proposal 1 requests the election of 16 directors to the Board of Directors. Proposal 2 requests an advisory vote on executive compensation. Proposal 3 requests an advisory vote on the frequency of an advisory vote on executive compensation. Proposal 4 requests ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm. Each of the proposals is discussed in more detail below.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2011 Annual Meeting, 16 directors are to be elected to hold office until the 2012 Annual Meeting and until their successors have been elected or appointed. The 16 persons nominated by the Board for election at the 2011 Annual Meeting are as follows:

Ann Torre Bates
William M. Diefenderfer
Diane Suitt Gilleland
Earl A. Goode
Ronald F. Hunt
Albert L. Lord
Michael E. Martin
Barry A. Munitz
Howard H. Newman
A. Alexander Porter, Jr.
Frank C. Puleo
Wolfgang Schoellkopf
Steven L. Shapiro
J. Terry Strange
Anthony P. Terracciano
Barry L. Williams

Biographical information and qualifications and experience with respect to each nominee appear below under the heading “Nominees for Election to the Board of Directors.” All 16 nominees were last elected by the shareholders at the 2010 Annual Meeting and are currently serving as SLM directors.

We know of no reason why any nominee would be unable to serve. However, if any nominee should become unavailable to serve as a director, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute nominee, persons named as proxies will vote “FOR” that substitute nominee.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of the 16 nominees named above.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires, among other things, that the Company permit a non-binding, advisory vote on the compensation of its named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement. This proposal, also known as “say on pay,” gives shareholders the opportunity to endorse or not to endorse the compensation of our named executive officers through the following resolution:

“Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.”

The Company believes that our executive compensation programs appropriately align the named executive officers’ incentives with shareholder interests and are designed to attract and retain high quality, executive talent.

The vote is advisory and not binding upon the Company and the Board, and may not be construed as overruling a decision by the Board or creating an additional fiduciary duty of the Board. However, the Compensation and Personnel Committee will carefully evaluate the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure in this proxy statement.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires the Company to hold, at least once every six years, shareholder advisory votes on the frequency of future advisory votes on executive compensation. This proposal allows the Company’s shareholders to express their views on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 should occur every one, two or three years. Shareholders may specify any one of these three choices on the proxy card or voting instruction form or may abstain from voting on this proposal. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The vote is advisory and not binding upon the Company and its Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the option of 1 year as the preferred frequency for advisory votes on executive compensation.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm is selected by the Audit Committee. The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011, subject to ratification by the Company’s shareholders. This proposal is put before the shareholders because the Board believes that it is a good corporate practice to provide shareholders an advisory vote on ratification of the selection of the independent registered public accounting firm. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement. Even if the selection of the Company’s independent accountant is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during 2011 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and to respond to appropriate questions from shareholders present at the meeting and will have an opportunity to make a statement if they desire to do so.

Board Recommendation

The Board of Directors of the Company recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountant for 2011.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

The Board of Directors consists of 16 individuals, all of whom, at the recommendation of the Nominations and Governance Committee, were nominated for election to the Board. In addition to fulfilling the general criteria for director nominees described below under “Nominations Process,” each nominee possesses experience, skills, attributes and other qualifications that the Board has determined support its oversight and management of the Company’s business, operations and structure. These qualifications are discussed below along with brief biographies for each director nominee.

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Ann Torre Bates 52 Director since July 31, 1997	Strategic and Financial Consultant
• Strategic and Financial Consultant—1998 to present
• Directorships of other public companies: Franklin Mutual Series, Franklin Mutual Recovery, Templeton Funds, Ares Capital Corporation
• Ms. Bates has served in senior financial roles in public companies, including as Vice President and Treasurer of US Airways, and is a board member of public companies in the financial sector. Her experience in these roles enables her to bring valuable experience to the Board in reviewing the Company’s financial and business strategy, audit and internal controls functions. Ms. Bates has chaired a number of public company audit committees and currently serves on two other public company audit committees.

William M. Diefenderfer, III 66 Director since May 20, 1999	Partner, Diefenderfer, Hoover, Boyle & Wood
• Partner, Diefenderfer, Hoover, Boyle & Wood, a law firm, Pittsburgh, PA—1991 to present
• Directorships of other public companies: Chairman of the Board, U-Store-It Trust
• Chief Executive Officer and President, Enumerate Solutions, Inc., a privately owned technology company—2000 to 2002
• Member, Public Company Accounting Oversight Board (PCAOB) Standing Advisory Group—2004-2005
• Deputy Director, U.S. Office of Management and Budget—1989-1991
• Mr. Diefenderfer’s legal background, his involvement in the executive branch of government and his leadership roles in business bring valuable experience to the Board in overseeing, among other things, political and financial strategy and business operations. Mr. Diefenderfer has chaired other public company audit committees.

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Diane Suitt Gilleland 64 Director since March 25, 1994	Adjunct Professor of Higher Education, University of Arkansas, Little Rock
• Adjunct Professor of Higher Education, University of Arkansas, Little Rock—2010 to present
• Associate Professor of Higher Education, University of Arkansas, Little Rock—2003 to 2010
• Director, University of Arkansas at Pine Bluff Foundation, University of Arkansas Foundation Board—2003 to present
• Deputy Director, Illinois Board of Higher Education—1999 to 2003
• Chief Executive Officer, Arkansas Department of Higher Education—1990-1997
• Chief Finance Officer, Arkansas Department of Higher Education—1986-1990
• Ms. Gilleland’s intimate knowledge of higher education governance and finance, from a university and government perspective, enables her to bring valuable insights to the Board on a variety of matters, including business strategy, product development and political and community relations.

Earl A. Goode 70 Director Since July 31, 2000	Chief of Staff to the Governor of Indiana
• Chief of Staff to the Governor of Indiana—2006 to present, Deputy Chief of Staff to the Governor of Indiana—2006
• Commissioner, Department of Administration, State of Indiana—January 2005 to April 2006
• Chairman, Indiana Sports Corp.—2001 to 2006
• Trustee, Georgetown College; Director, Indiana Sports Corporation; Executive Committee & Host Committee, 2012 Super Bowl
• Mr. Goode has held several leadership positions in business services and operations. This experience, combined with his involvement in the state political process, enables him to contribute to the Board’s oversight of the Company’s operations and its political strategy, among other things.

Ronald F. Hunt 67 Director since July 5, 1995	Attorney and Private Investor
• Attorney and private investor—1990 to present
• Chairman, National Student Clearinghouse—1997 to 2004
• Executive Vice President and General Counsel, Student Loan Marketing Association—1984 to 1990, various officer positions—1973 to 1984
• Chairman, Warren Wilson College Board of Trustees—2006 to 2011
• Mr. Hunt’s extensive and deep involvement with the student loan industry and his legal background enable him to bring to the Board a valuable perspective on the Company’s operations and strategy.
• Service on SLM Board includes board service on SLM’s predecessor, the Student Loan Marketing Association

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Albert L. Lord 65 Director since July 5, 1995	Vice Chairman and Chief Executive Officer, SLM Corporation
• Vice Chairman (since January 2008) and Chief Executive Officer (since December 2007), SLM Corporation
• Chairman, SLM Corporation—March 2005 to January 2008, Vice Chairman and Chief Executive Officer—1997 to May 2005
• Executive Vice President and Chief Operating Officer, Student Loan Marketing Association—1990 to 1994, various officer positions—1981 to 1990
• Director, BearingPoint, Inc., January 2003 to May 2009
• Director, Children’s Choice Learning Centers, Inc.
• Mr. Lord’s more than 20-year history with the Company, in a variety of leadership roles, including as CEO and Chairman of the Board, enables him to bring to the Board a unique historical perspective of the Company’s and the student loan industry’s evolution, as well as knowledge of the Company’s operations.

Michael E. Martin 55 Director since March 20, 2008	Managing Director, Warburg Pincus, LLC
• Managing Director and Co-Head of Financial Institutions Group, Warburg Pincus, LLC, a private equity firm— April 2009 to present
• Directorships of other public companies: Primerica, Inc.; National Penn Bancshares, Inc.; BPW Acquisition Corp. (2008-2010)
• President, Martin & Company Advisors, LLC, a private equity investment firm—2009
• President, Brooklyn NY Holdings LLC, an asset and investment management firm—February 2006 to December 2009
• Vice Chairman and Managing Director, UBS Investment Bank, an investment banking firm—April 2002 to 2006
• Mr. Martin’s experience in investment banking focused on the financial services industry brings valuable experience to the Board to oversee the Company’s finance and business strategies as well as other matters.

Barry A. Munitz 69 Director since July 31, 1997	Trustee Professor, California State University, LA
• Trustee Professor, California State University, LA—2006 to present
• Directorships of other public companies: Prospect Global Resources, Inc.
• Chair, California P-16 Council, 2005 to present
• President and Chief Executive Officer, The J. Paul Getty Trust—1997 to 2006
• Chancellor and Chief Executive Officer, California State University System—1991 to 1997
• Fellow, The American Academy of Arts and Sciences; Member, Leeds Equity Partners Advisory Board; Broad Family Foundations; COTSEN Foundation
• Dr. Munitz’ experience in senior leadership roles, including CEO positions in higher education and the non-profit sector, enables him to bring a valuable perspective to the Board’s oversight of the Company’s strategy, planning and operations.

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Howard H. Newman 63 Director since March 31, 2008	President and Chief Executive Officer, Pine Brook Road Partners, LLC
• President and Chief Executive Officer, Pine Brook Road Partners, LLC, a private equity firm—2006 to present
• Directorships of other public companies: Newfield Exploration Company.
• Vice Chairman and Senior Advisor, Warburg Pincus LLC, a private equity firm—1984 to 2006
• Advisory Committee, JEN Partners, LLC; Trustee, Salk Institute for Biological Studies
• Mr. Newman’s extensive experience in starting and investing in financial services and other companies enable him to bring valuable insights to the Board in the areas of finance and strategy.

A. Alexander Porter, Jr. 72 Director since July 5, 1995	Founder and Partner, Porter Orlin LLC
• Founder and Managing Member, Porter Orlin LLC (formerly Porter Felleman, Inc.), an investment management company—1976 to present
• Directorships of other public companies: Comverse Technology, Inc.
• Founder and Director, Distribution Technology, Inc.; Trustee, Davidson College; Trustee; The John Simon Guggenheim Memorial Foundation; Trustee, Queens University of Charlotte, North Carolina; Trustee, Library of America
• Mr. Porter’s investment management experience and his board memberships in the higher education and non-profit sectors provide the Board with expertise in finance and governance.

Frank C. Puleo 65 Director since March 20, 2008	Attorney
• Attorney—2006 to present
• Co-Chair, Global Finance Group, Milbank, Tweed, Hadley & McCloy LLP, a law firm—1995 to 2006, Partner—1978 to 2006
• Directorships of other public companies: Apollo Investment Corporation (member of Audit Committee)
• Director: Commercial Industrial Finance Corp.; CMET Finance LLC; Syncora Capital Assurance Inc.
• Mr. Puleo’s background as a corporate and finance lawyer enables him to bring analytical, legal and financial insights to the Board’s review of the Company’s strategies, financial disclosures, and legal and regulatory compliance.

Wolfgang Schoellkopf 78 Director since July 31, 1997	Managing Partner, Lykos Capital Management, LLC
• Managing Partner, Lykos Capital Management, LLC, a private equity management company—2003 to present
• Directorships of other public companies: The Bank of N.T. Butterfield & Son Limited; Santander Holdings USA Inc.; Sovereign Bank; BPW Acquisition Corporation (2008-2010)
• Chief Executive Officer, Bank Austria Group USA—2000 to 2001
• Chairman of the Board, Marymount University—2002-2005
• Mr. Schoellkopf’s leadership roles in a broad range of banking industries, including commercial, consumer, investment and international, enable the Board to oversee all aspects of the Company’s financial operations, funding and liquidity strategies and business planning. In addition, Mr. Schoellkopf has chaired other public company audit committees.

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Steven L. Shapiro 70 Director since July 5, 1995	Certified Public Accountant and Personal Financial Specialist
• Certified Public Accountant and Personal Financial Specialist, Alloy, Silverstein, Shapiro, Adams, Mulford, Cicalese, Wilson & Co., an accounting firm, Chairman—1995 to present, various positions—1960 to present
• Director, MetLife Bank, N.A; Memberships: Rutgers University Executive Advisory Council; American Institute of Certified Public Accountants; New Jersey and Pennsylvania Societies of CPAs; Trustee, Virtua Health and Hospital Foundation Board
• Mr. Shapiro’s leadership role and experience in the accounting field, as well as his bank and other board positions, enable him to bring to the Board skills to oversee matters relating to the Company’s business strategies and planning, audit of the Company’s financial statements, risks and controls, and other matters. Mr. Shapiro has been a member of the board of five banks.

J. Terry Strange 67 Director Since July 31, 2008	Retired Vice Chairman of KPMG, LLP
• Various positions at KPMG, LLP—1968 to 2002
• Directorships of other public companies: Group 1 Automotive, Inc.; New Jersey Resources Corp.; Newfield Exploration Company; BearingPoint, Inc. until May 2009
• Director, BBVA Compass Bancshares, Inc.
• Mr. Strange’s extensive experience in public accounting and directorships of other public companies provide the Board with financial and accounting expertise as well as skills to oversee governance and strategy, in addition to other matters. Mr. Strange has been chair of a number of public company audit committees.

Anthony P. Terracciano 72 Director since January 7, 2008	Chairman, SLM Corporation
• Chairman, SLM Corporation—January 2008 to present
• Chairman, Riggs National Company, a national bank holding company—2004 to 2005
• President, First Union Corporation (now Wachovia); Chairman and CEO, First Fidelity Bancorp; President, Mellon Bank Corp.;
• Vice Chairman and Chief Financial Officer, Chase Manhattan Bank—1984 to 1986
• Trustee, Monmouth Medical Center
• Mr. Terracciano has served in board leadership positions for numerous banks, and has held executive management positions during his extensive career in the banking industry. With this background, Mr. Terracciano brings to the Board unparalleled expertise in banking operations, consumer lending, capital markets, finance strategy and planning, asset quality, risk management, leadership and governance, among other matters.

Name and Age	Position, Principal Occupation,
Service as a Director	Business Experience and Directorships

Barry L. Williams 66 Director since July 31, 2000	Retired Managing General Partner and President, Williams Pacific Ventures, Inc.
• President, Williams Pacific Ventures, Inc., a consulting and investment company—1987 to 2009
• Directorships of other public companies: Ameron International, Inc.; PG&E Corporation; CH2M Hill Companies; Northwestern Mutual Life Insurance Company; Simpson Manufacturing Co., Inc.; R.H. Donnelly & Company until January 2010
• Director, Trustee, American Conservatory Theater; Trustee, Resources Legacy Foundation; Trustee, Harvard Business School Alumni Association; Trustee, African American Experience Fund; Chairman, Management Leadership for Tomorrow.
• Mr. Williams’ experience leading an investment and consulting firm, combined with other leadership roles in business and service as a director of a number of public companies, enables Mr. Williams to bring expertise to the Board in the areas of finance, legal governance, technology and business planning and strategy, among others.

CORPORATE GOVERNANCE

Role and Responsibilities of the Board of Directors

The role of the Board of Directors is to promote sustainable, long-term growth of the Company in the interest of its shareholders. The primary responsibilities of the Board are to:

•	Select, evaluate and compensate the Chief Executive Officer (“CEO”);

•	Plan for succession of the CEO and members of the executive management team;

•	Review and approve the Company’s annual business plan and review the Company’s long-term strategies;

•	Review the Company’s performance compared to the annual business plan;

•	Review and approve major transactions;

•	Through its Audit Committee, select and oversee the Company’s independent accountant;

•	Review the Company’s risk management processes;

•	Recommend director candidates for election by shareholders; and

•	Evaluate its own effectiveness.

Board Governance Guidelines

The Board’s governance guidelines are published at www.salliemae.com under the tab “Investors, Corporate Governance” and a written copy may be obtained by contacting the Corporate Secretary. Among the Company’s governance practices are the following:

•	A majority of the members of the Board must be independent directors and all members of the Audit, Nominations and Governance, and Compensation and Personnel Committees must be independent.

•	All directors stand for re-election every year. Directors are elected under a majority vote standard in uncontested elections and shareholders are entitled to cumulate their shares for the election of directors. Directors are not eligible to stand for re-election after reaching age 75; however, the

Board has waived this requirement for Mr. Schoellkopf, who was asked by the Board to stand for re-election.

•	The Board has an independent director as Chairman, Mr. Terracciano, and a lead independent director, Mr. Schoellkopf.

•	Each regularly scheduled Board meeting concludes with a session in which only members of the Board, including the CEO and Vice Chairman, Mr. Lord, participate. In addition, each regularly scheduled Board meeting includes an executive session that excludes Mr. Lord and is presided over by Mr. Terracciano or, if he is not in attendance, Mr. Schoellkopf. Each regularly scheduled committee meeting concludes with an executive session presided over by the Committee Chair.

•	Board compensation includes SLM stock or other equity-linked compensation.

•	Board members have open communication with all members of management.

•	The Board and its committees may engage its own advisors.

Board Leadership Structure

The Board has been led by an independent chairman, Anthony Terracciano, since the beginning of 2008. The Board currently believes that the Company is best served by separating the role of Chairman and CEO. The independent Chairman serves as the principal representative of the Board, presiding over meetings of the Board and shareholders. The Board’s governance guidelines provide for a Lead Independent Director, who is also independent. The position of Lead Independent Director is currently held by Mr. Schoellkopf. Albert Lord, Vice Chairman and CEO, is the only member of management who is also a member of the Board. The Board believes the current structure is the best structure for the Company in the current circumstances.

Director Independence

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board’s governance guidelines, described above and published at www.salliemae.com under “Investors, Corporate Governance,” include the standards for determining director independence. These guidelines conform to the independence requirements of the New York Stock Exchange (“NYSE”) listing standards and are also listed below.

The Board has determined that all of the individuals who served as a director during 2010, and all nominees standing for election at the 2011 Annual Meeting, other than Mr. Lord, are independent of the Company. The Board made this determination based on factors including the following:

•	No director or nominee, other than Mr. Lord, is currently or within the past three years has been an employee of the Company;

•	No director or nominee has an immediate family member who is an officer of the Company or, other than Mr. Lord, has any current or recent material relationship with the Company;

•	No director or nominee has a personal services contract with the Company, in any amount;

•	No director or nominee is an employee or owner of a firm that is one of the Company’s paid advisors or consultants, regardless of the amount of such business relationship;

•	No director or nominee is employed by a business that directly competes against the Company;

•	No executive officer of the Company serves or within the past three years has served on either the Board of Directors or the compensation committee of any corporation that during the same time period employed either a director or nominee or a member of the immediate family of a director or nominee as an officer;

•	No director or nominee currently serves as an employee of, and no immediate family member of a director or nominee currently serves as an executive officer of, any entity with which the Company’s annual sales or purchases exceeded $1,000,000 or two percent, whichever is greater, of that entity’s annual revenues in any of the past three years; and

•	No director or nominee or spouse of a director or nominee is an employee of a charitable organization, foundation or university that received in any of the past three years from the Company, in the form of charitable contributions, grants or endowments, more than the greater of (i) $1,000,000 or (ii) two percent of the organization’s total annual receipts.

In making its determinations regarding independence, the Board took into account that Mr. Hunt was an executive officer of the predecessor of the Company until 1990. Mr. Lord is not independent because of his employment relationship with the Company.

Board Meetings

During 2010, the Board of Directors met 10 times, and each of the incumbent directors attended at least 75 percent of the total number of meetings of the Board and committees on which he or she served. Directors are expected to attend the Annual Meeting, and all 16 members of the Board attended the Annual Meeting in May 2010. During 2010, the independent directors met in executive session nine times.

Board Committees

The Board has established the following committees (the “Core Standing Committees”) to assist in its oversight responsibilities:

•	Audit Committee

•	Compensation and Personnel Committee

•	Nominations and Governance Committee

•	Finance and Operations Committee

Each committee has a Board-approved written charter, which sets forth the respective committee’s functions and responsibilities. Committee charters are published at www.salliemae.com under “Investors, Corporate Governance.” Shareholders may obtain a written copy of a committee charter by contacting the Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, DE 19713.

An annual work plan is created from the charters of each Core Standing Committee so that responsibilities of the committees are addressed at appropriate times throughout the year. Agendas for meetings are based on each committee’s annual work plan and all other current matters the Committee Chair or management believes should be addressed at the meeting. The work of each Core Standing Committee is regularly reported to the full Board by the Committee Chair.

The membership of the Core Standing Committees during 2010 and through the date hereof, and the number of meetings held in 2010 is as follows:

	Compensation &	Nominations &	Finance &
Audit Committee	Personnel Committee	Governance Committee	Operations Committee
Ann Torre Bates*	Wolfgang Schoellkopf*	A. Alexander Porter, Jr.*	Ronald F. Hunt*
Barry A. Munitz	Diane Suitt Gilleland	Diane Suitt Gilleland	William M. Diefenderfer
Frank C. Puleo	A. Alexander Porter, Jr.	Wolfgang Schoellkopf	Earl A. Goode
J. Terry Strange	Steven L. Shapiro	Steven L. Shapiro	Michael E. Martin
Barry L. Williams			Howard H. Newman
Meetings Held: 19	Meetings Held: 10	Meetings Held: 6	Meetings Held: 6

*	Committee Chair

Chairmanship and membership of the Core Standing Committees is expected to change on the date of the Annual Meeting. The functions of each committee are described below.

Audit Committee.  The Audit Committee assists the Board in fulfilling its responsibilities by providing oversight relating to: (1) the integrity of the Company’s financial reporting; (2) the Company’s system of disclosure controls and system of internal controls regarding financial, accounting, legal compliance and ethics; (3) the independent accountant’s qualifications, independence and performance; (4) the performance of the Company’s internal audit function; (5) the Company’s overall compliance assessment policies and management practices with respect to legal and regulatory requirements; (6) the review of related persons transactions; (7) the Company’s overall corporate risk assessment policies and risk management practices; and (8) the preparation of the report of the Audit Committee for the Company’s annual proxy statement, as required by the Securities and Exchange Commission (“SEC”).

The Board has determined that the following individuals qualify as audit committee financial experts: Ms. Bates; Mr. Diefenderfer; Mr. Goode; Mr. Martin; Mr. Newman; Mr. Porter; Mr. Schoellkopf; Mr. Shapiro; Mr. Strange; Mr. Terracciano and Mr. Williams. Except for Mr. Strange, none of the Committee members serves on the audit committee of more than three public companies. In addition to his service on the Audit Committee of the Company, Mr. Strange also serves on the audit committees of three other public companies. The Board has determined, however, that such simultaneous service does not impair Mr. Strange’s ability to effectively serve on the Company’s Audit Committee.

Compensation and Personnel Committee.  The Compensation and Personnel Committee (the “Compensation Committee”): (1) assists the Board in fulfilling its responsibilities relating to human resources, compensation and benefit matters concerning the Company; (2) carries out the Board’s responsibilities relating to compensation of the Company’s executives; and (3) prepares the report of the Compensation Committee for the Company’s annual proxy statement, as required by the SEC. The Compensation Committee considers executive officer and director compensation on an annual basis. Each January, after consultation with independent directors, the Compensation Committee will set Chief Executive Officer and executive officer level compensation. It will also make recommendations to the full Board of Directors with respect to director compensation. Throughout the year, the Compensation Committee considers executive compensation as warranted by personnel changes.

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee members whose names appear above were committee members during all of fiscal year 2010, and no other individual served on the Compensation Committee during fiscal year 2010. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended December 31, 2010.

Nominations and Governance Committee.  The Nominations and Governance Committee assists the Board in establishing appropriate standards for the governance of the Company, the operations of the Board and the qualifications of directors. The Nominations and Governance Committee also identifies individuals qualified to become Board members and recommends to the Board the director nominees for each annual meeting of shareholders. The nominations process is described below, in “Nominations Process.”

Finance and Operations Committee.  The Finance and Operations Committee assists the Board in fulfilling its responsibilities and providing oversight relating to capital management, financing strategy and the general operations of the business, including technology and servicing operations.

The Board’s Role in Risk Oversight

The Board believes that effective risk oversight is critical to the Company’s ability to effectively predict and implement its business strategies. Management is responsible for identifying and managing the risks facing the Company, including within each area of the business and through its risk assessment function.

The Board, including through its committees, is responsible for overseeing management’s implementation of risk assessment and management, and for guiding the Company’s risk tolerance in areas of key risks.

Each year the Company’s key risks are identified and are reported to the Board and/or its committees. For example, strategic and political risks are reported to the Board. Operational risk is reviewed by the Finance and Operations Committee and the Board. Risks related to funding and liquidity are reviewed by the Board and the Finance and Operations Committee, and risks related to compliance and regulatory matters are reviewed by the Audit Committee.

During the year the Audit Committee reviews with management the Company’s key risks and the processes for reporting those risks to the Board. As part of the review, the Committee discusses management’s processes for addressing the Company’s key risks. Key risks are identified and managed by the Company’s senior executives in their roles overseeing business divisions or corporate functions for which they are responsible, and through participation in various management committees. In addition, the Company’s Chief Audit Officer conducts a yearly risk assessment among members of management and reports the results to the executive management team and the Audit Committee. In addition to processes throughout the year which provide the Board and its committees the opportunity to evaluate and oversee risk management, the Board also considers the Company’s key risks when it reviews and approves the Company’s annual business plan each year, and each time the Board considers the Company’s long-term business plan, a key consideration of which is the risks facing the Company.

Risk Assessment of Compensation Policies

In 2010, the Compensation Committee reviewed with management the Company’s compensation policies and practices for all employees, including non-executive officers, in order to understand whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee carried out the review during the year in consultation with the Company’s chief compliance officer, chief credit officer and senior vice president of administration (who oversees the Company’s human resources function) and the Company’s independent compensation consultant, Pearl Meyer & Partners, LLC. During its review, the Compensation Committee discussed the Company’s compensation policies and practices, including the existence of risk mitigating factors and whether there were any features that could encourage unnecessary and excessive risk-taking. Based on the discussions described above, the Compensation Committee determined that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Also during the year, the Compensation Committee considered the Company’s executive compensation programs in light of the Joint Banking guidance on Sound Incentive Compensation Policies requirements that such programs not encourage excessive risk-taking and be compatible with effective controls and risk management. The Compensation Committee reviewed the Company’s executive and other compensation programs, focusing on risk-mitigating factors such as the proportion of cash and equity components of incentive-based compensation awarded to executive management and the length of vesting and restricted periods. The Compensation Committee reviewed and discussed inclusion of additional risk-mitigating factors in the design and structure of the Company’s incentive-based compensation plans for executive management. For a greater discussion regarding the risk-mitigating factors adopted by the Compensation Committee, see “Changes to Elements of Executive Compensation Program” below.

Nominations Process

The Nominations and Governance Committee considers director candidates recommended by shareholders. The Nominations and Governance Committee also receives suggestions for candidates from Board members. Candidates are evaluated based on the needs of the Board and the Company at that time, given the then-current mix of Board members. The Board seeks representation that reflects gender, ethnic and geographic diversity. The Nominations and Governance Committee through its charter is responsible for reviewing the composition and diversity of the Board and its committees and is assessed on its performance in this regard as part of the annual Board evaluation process. When evaluating a candidate, the Nominations and Governance Committee does not use any specified minimum qualifications but rather evaluates each nominee’s particular experience and qualifications by considering numerous factors including, but not limited to, a nominee’s:

•	Skills and experience, particularly in the areas of accounting, finance, banking, higher education, marketing, information technology, human resources and law;

•	Knowledge of the business of the Company;

•	Proven record of accomplishment;

•	Willingness to commit the time necessary for Board service;

•	Integrity and sound judgment in areas relevant to the business;

•	Impartiality in representing shareholders;

•	Ability to challenge and stimulate management; and

•	Independence.

To recommend a candidate, shareholders should send, in writing, the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Chairman of the Nominations and Governance Committee, c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, DE 19713. The shareholder should also include his or her contact information and a statement of his or her share ownership. The Nominations and Governance Committee considers and evaluates candidates recommended by shareholders in the same manner that it considers and evaluates all other director candidates. In order to have been timely for consideration at the 2011 Annual Meeting, a notice of any director candidate recommendation must have been received by the Company on or after January 13, 2011 and on or before March 14, 2011. Any such notice also must satisfy the other requirements in the Company’s By-laws applicable to shareholder proposals and nominations. The Committee did not receive any such notices of recommendations for director candidates for the 2011 Annual Meeting.

Shareholder Communications with the Board

Shareholders and other interested parties may submit communications to the Board of Directors, the non-management directors as a group, the Lead Independent Director, the Chairman of the Board, or any other individual member of the Board by contacting the Chairman of the Board or the Lead Independent Director in writing at the following address: c/o Corporate Secretary, SLM Corporation, 300 Continental Drive, Newark, DE 19713.

Code of Business Conduct

The Company has a Code of Business Conduct that applies to Board members and all employees, including the chief executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct is available on the Company’s website (www.salliemae.com under “Investors, Corporate Governance”) and a written copy is available from the Corporate Secretary. The Company intends to post amendments to or waivers of the Code of Business Conduct (to the extent applicable to the Company’s chief executive officer, principal financial officer or principal accounting officer or any director) at this location on its website.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm for 2009 and 2010

Aggregate fees billed for services performed for the Company by its independent accountant, PricewaterhouseCoopers LLP, for fiscal year ended December 31, 2010, and for fiscal year ended December 31, 2009, are set forth below.

	2010	2009

Audit	$5,400,406	$5,200,161
Audit-Related	3,997,735	4,229,642
Tax	669,200	701,193
All Other	0	0
Total	$10,067,341	$10,130,996

Audit Fees.  Audit fees include fees for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees include fees for assurance and other services related to service provider compliance reports, trust servicing and administration reports, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax fees include fees for tax return preparation services and consultations related to tax compliance and tax planning.

All Other Fees.  All other fees for the fiscal years ended December 31, 2010 and December 31, 2009 were $0.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy concerning the approval of audit and non-audit services to be provided by the independent accountant to the Company. The policy requires that all services to be provided by the Company’s independent accountant be pre-approved by the Audit Committee or its Chair. Each approval of the Audit Committee or the Chair must describe the services provided and set a dollar limit for the services. The Audit Committee, or its Chair, pre-approved all audit and non-audit services provided by PricewaterhouseCoopers LLP during 2010. The Chair reports to the Audit Committee regarding services that he or she pre-approved between committee meetings. The Audit Committee receives regular reports from management regarding the actual provision of non-audit services by PricewaterhouseCoopers LLP that have been pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management and the Company’s independent accountant, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2010. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) rules, and with and without management present, discussed and reviewed the results of the independent accountant’s examination of the financial statements.

The Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the accountant’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Audit Committee
Ann Torre Bates, Chairman
Barry A. Munitz
Frank C. Puleo
J. Terry Strange
Barry L. Williams

OWNERSHIP OF COMMON STOCK

Listed below are the only entities known by the Company to have been the beneficial owners of more than 5% of the 527,544,839 shares of Company common stock outstanding as of March 14, 2011.

Name and Address of Beneficial Owner	Shares(1)	Percent of Class(2)

Barrow, Hanley, Mewhinney & Strauss, Inc.(3) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	49,032,355	10.1%

Highfields Capital Management LP et al.(4) John Hancock Tower 200 Clarendon Street, 59th Floor Boston, MA 02116	48,003,501	9.1%

Dodge & Cox(5) 555 California Street, 40th Floor San Francisco, CA 94104	43,599,867	9.0%

Goldman Sachs Asset Management(6) 200 West Street New York, NY 10282	37,737,498	7.8%

T. Rowe Price Associates, Inc.(7) 100 E. Pratt Street Baltimore, MD 21202	30,360,476	6.2%

(1)	Except as indicated, each institution has sole investment power and has sole power to vote with respect to the shares listed.

(2)	Beneficial ownership is determined under SEC Rule 13d-3(d)(1). The information contained in this table is based on Schedule 13G reports filed with the SEC, and the ownership interests indicated are current only as of the dates of filing with the SEC, as indicated below.

(3)	Based on information contained in the Schedule 13G filed on February 11, 2011, by Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow”). Barrow has sole voting power relative to 16,672,993 shares, shared voting power relative to 32,359,362 shares and sole investment power relative to 49,032,355 shares.

(4)	Based on information contained in the amendment to Schedule 13G filed on February 14, 2011, by Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Jonathon S. Jacobson, Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital III L.P. (“Highfields III”) (collectively, “Highfields”), wherein they reported that: Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC and Mr. Jacobson have sole investment and voting power relative to 48,003,501 shares; Highfields I has sole investment and voting power relative to 3,821,445 shares; Highfields II has sole investment and voting power relative to 11,847,673 shares; and Highfields III has sole investment and voting power relative to 32,334,383 shares. The shares of common stock beneficially owned by Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC and Mr. Jacobson are directly owned by Highfields I, Highfields II and Highfields III. Each reporting person disclaims beneficial ownership of the shares of common stock beneficially owned by the other reporting persons. The address of Highfields is the address of Highfields Capital Management LP et al noted above, except that the address of Highfields III is c/o Goldman Sachs (Cayman) Trust Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands.

(5)	Based on information contained in the amendment to Schedule 13G filed on February 10, 2011, by Dodge & Cox. Dodge & Cox has sole voting power relative to 41,441,967 shares and has sole investment power relative to 43,599,867 shares.

(6)	Based on information contained in the amendment to Schedule 13G filed on February 14, 2011 by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, “Goldman Sachs Asset Management”). Goldman Sachs Asset Management has shared voting power relative to 36,201,668 shares and has shared investment power relative to 37,737,498 shares.

(7)	Based on information contained in the amendment to Schedule 13G filed on February 11, 2011, by T. Rowe Price Associates, Inc. (“T. Rowe”). T. Rowe has sole voting power relative to 7,770,179 shares and has sole investment power relative to 30,309,376 shares.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information regarding shares of common stock of the Company beneficially owned (i.e., owned or pursuant to SEC rules that may be acquired within 60 days), for each of the Company’s directors, each of the Company’s named executive officers (the “NEOs”), as well as all directors and NEOs as a group. The ownership information is as of March 14, 2011.

			Total
		Vested	Beneficial	Percent of
	Shares(1)	Options(2)	Ownership(3)	Class

Director Nominees
Ann Torre Bates(4)	48,375	161,530	209,905	*
William M. Diefenderfer III(5)	91,765	171,790	263,555	*
Diane Suitt Gilleland(6)	104,798	147,923	252,721	*
Earl A. Goode	42,150	165,750	207,900	*
Ronald F. Hunt(7)	192,653	165,470	358,123	*
Michael E. Martin(8)	80,291	19,025	99,316	*
Barry A. Munitz	150,787	66,580	217,367	*
Howard H. Newman	20,650	19,025	39,675	*
A. Alexander Porter, Jr.(9)	712,891	185,295	898,186	*
Frank C. Puleo	35,650	19,025	54,675	*
Wolfgang Schoellkopf	80,650	130,659	211,309	*
Steven L. Shapiro(10)	215,807	144,351	360,158	*
J. Terry Strange	24,250	15,383	39,633	*
Anthony P. Terracciano	181,022	0	181,022	*
Barry Lawson Williams(11)	40,447	129,527	169,974	*
Named Executive Officers
Albert L. Lord(12)	772,093	4,594,290	5,366,383	1.02%
John F. Remondi(13)	544,070	0	544,070	*
John J. Hewes	113,415	77,043	190,458	*
Jonathan C. Clark(14)	87,216	19,494	106,710	*
Joseph A. DePaulo(15)	123,992	44,698	168,690	*
Mark L. Heleen	6,493	0	6,493	*
Directors and Officers as a Group (21) persons	3,669,465	6,276,858	9,946,323	1.89%

*	Less than one percent.

(1)	Shares held directly or indirectly with a spouse, including shares credited to Company-sponsored retirement plans. Total includes (i) vested restricted stock units (“RSUs”) awarded as a portion of the total bonus paid in January 2011 and (ii) unvested RSUs granted in January 2011 and disclosed in the 2010 Grants of Plan-Based Awards Table. The unvested RSUs are subject to vesting requirements discussed in more detail in the Grants of Plan-Based Awards Table. The individuals holding such RSUs have no voting or investment power over these RSUs.

(2)	Shares that may be acquired within 60 days as of March 14, 2011 through the exercise of stock options. Net settled options are shown on a “spread basis”, and if not in-the-money, they are shown as 0.

(3)	Total of columns 1 and 2. Except as otherwise indicated and subject to community property laws, each owner has sole voting and sole investment power with respect to the shares listed.

(4)	35,372 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding. Ms. Bates’ ownership includes 500 shares held in her husband’s name. Ms. Bates also holds a power of attorney over her father’s assets which includes 300 shares held in an account in his name as well as 503 shares in a trust account for which he is the beneficiary.

(5)	4,014 shares are phantom stock units credited to a deferred compensation plan account.

(6)	12,838 shares are phantom stock units credited to a deferred compensation plan account.

(7)	128,905 shares are held in a margin account and are therefore considered “pledged as security”. No loan is outstanding. 15,851 of the shares are stock units credited to a deferred compensation plan account.

(8)	3,141 shares are phantom stock units credited to a deferred compensation plan account.

(9)	687,771 shares are held in a margin account and are therefore considered “pledged as security.” Mr. Porter’s share ownership includes 687,771 shares over which he has both investment and voting control. 3,200 of the shares are phantom stock units credited to a deferred compensation plan account.

(10)	8,602 shares are phantom stock units credited to a deferred compensation plan account. Mr. Shapiro’s share ownership includes 3,000 shares held in a Roth IRA and 151,140 shares held in an LLC owned by Mr. Shapiro and his spouse.

(11)	36,647 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding.

(12)	307,123 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding. Mr. Lord’s share ownership includes 2,100 shares held in his wife’s name. 6,567 of the shares are phantom stock units credited to a deferred compensation plan account. 201,299 of the shares are RSUs for which Mr. Lord has no voting or dispositive control over.

(13)	302,971 shares are held in a margin account and are therefore considered “pledged as security.” No loan is outstanding. 114,199 of the shares are RSUs for which Mr. Remondi has no voting or dispositive control over.

(14)	60,505 of the shares reported in this column are RSUs for which Mr. Clark has no voting or dispositive control over.

(15)	Mr. DePaulo’s share ownership includes 1,740 shares held in custodial accounts for his children. 69,083 of the shares are RSUs for which Mr. DePaulo has no voting or dispositive control over.

EXECUTIVE OFFICERS

The Company’s executive officers are appointed annually by the Board of Directors or the Chief Executive Officer. The following sets forth biographical information concerning the Company’s executive officers who are not directors. Biographical information for Mr. Lord, Vice Chairman and Chief Executive Officer, is included above in “Nominees for Election to the Board of Directors.”

Name and Age	Position and Business Experience

Jonathan C. Clark 52
• Executive Vice President and Chief Financial Officer, SLM Corporation—January 2011 to present, Executive Vice President and Treasurer—January 2009 to January 2011, Senior Vice President and Treasurer—September 2008 to January 2009, Senior Vice President—March 2008 to September 2008
• Managing Director, Credit Suisse Securities (USA) LLC, an investment bank—2000 to 2007

• Responsibilities included overseeing delivery of all investment banking products and services for clients within and outside of the student loan industry while at Credit Suisse Securities
Joseph A. DePaulo 45
• Executive Vice President, SLM Corporation—March 2009 to present
• Chief Executive Officer, Credit One Financial Solutions, a consumer lending company—2006 to 2009
• In addition to responsibilities typical of a CEO, Mr. DePaulo’s responsibilities while at Credit One included responsibility for managing marketing and product development for unsecured consumer loans
• Group Executive, US Card Business Development Operations, MBNA Corp., a credit card company—2005 to 2006

Name and Age	Position and Business Experience

Laurent C. Lutz 51
• Executive Vice President and General Counsel, SLM Corporation—January 2011 to present
• Chief Legal Officer and Secretary, BearingPoint, Inc., a global management and technology consulting firm—March 2006 to December 2008. On February 27, 2009, BearingPoint, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.
• Responsibilities while at BearingPoint included managing all legal affairs and corporate governance issues at BearingPoint
• Associate General Counsel, Accenture, Ltd., a global information technology consulting firm—1999 to 2006
• While at Accenture Mr. Lutz was responsible for the design and legal aspects of the company’s transition to a public company

John F. Remondi 48	• President and Chief Operating Officer, SLM Corporation—January 2011 to present, Vice Chairman and Chief Financial Officer—January 2008 to January 2011
• Portfolio Manager, PAR Capital Management, Inc., a private equity firm—2005 to January 2008
• Responsibilities included managing private equity investments in public and private companies while employed at PAR Capital Management
• Executive Vice President, SLM Corporation—2001 to 2005, Senior Vice President—1999 to 2001
• Chief Financial Officer and Senior Vice President, Nellie Mae Corporation—1988 to 1999

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation and Personnel Committee of the Board of Directors has reviewed and discussed with management the below Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for 2010.

Compensation and Personnel Committee
Wolfgang Schoellkopf, Chairman
Diane Suitt Gilleland
A. Alexander Porter, Jr.
Steven L. Shapiro

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The objectives of the Compensation and Personnel Committee (the “Committee”) with regard to selecting the components of the Company’s executive compensation program are to:

•	Ensure the Company’s compensation is competitive in order to attract and retain qualified executive management;

•	Pay for performance consistent with the achievement of corporate, segment and individual goals; and

•	Maintain a compensation structure that provides a mix of fixed and variable compensation that appropriately balances risk while rewarding performance aligned with the Company’s long-term interests.

Elements of Compensation

The Company’s executive compensation program consists of six elements of compensation. These elements, as well as the reasons for why each was chosen and the ways in which each achieves compensation objectives and affects decisions regarding other elements, are described below.

Base salary
• Set with respect to the responsibilities of each executive
• Competitive to attract and retain senior executives
• Retirement and cash severance benefits are calculated, in part, by reference to base salary

Annual incentive bonus
• Paid to reward individual performance in the context of achievement of annual corporate and segment goals
• Maintains executive investment in Company performance
• Divided between current cash and deferred equity components
• Subject to clawback as described in “Description of Applicable Equity Plans”
• Retirement and cash severance benefits are calculated, in part, by reference to incentive bonuses

Longer-term, equity incentives
• Substantial component of compensation for executive management granted based on individual performance
• Achieves goals of aligning shareholder and management interests and linking pay to longer-term corporate performance
• Paid in equity awards divided between restricted stock units and stock options
• Balance between investment resulting from stock ownership and the appreciation potential provided by stock options
• Subject to clawback as described in “Description of Applicable Equity Plans”
• Awards do not affect retirement or other benefits

Retirement benefits[1]
• Defined contribution savings program
• Designed to provide corporate and individual tax benefits and to assist executives with retirement planning
• Provide competitive compensation and recognize tenure
• Not a significant part of NEOs’ total compensation
• Retirement benefits do not effect annual compensation decisions

Other benefits	• Annual physical examination is provided at the level of Executive Vice President and above • Housing and personal travel benefits to Mr. Remondi, who was recruited from another geographic location

Severance benefits:[2]
• Provide uniform severance under the Company’s Severance Plans to all Senior Vice Presidents and above, except in limited circumstances in which individually negotiated severance arrangements may be justified

• Maintenance of standard severance policy advisable and consistent with the Board’s and management’s plans to right-size staffing needs as the Company’s FFELP business winds down and growth strategies shift to the Company’s consumer lending and servicing businesses

1  The Company’s defined contribution savings program provides for Company and employee contributions to tax-deferred, savings-style accounts under both a tax-qualified plan and a non-qualified plan. The investment risk is borne solely by employees.
2   The terms of these agreements and plans are summarized below in “Narrative Description of Employment Arrangements.”

• Aid in efforts to prevent executives from seeking employment in anticipation of, and to retain them through, consummation and integration of any change in ownership or sale of substantially all the assets of the Company
• In 2010 Mr. Lord, Mr. Remondi and Mr. DePaulo had individual employment agreements which included individually negotiated severance arrangements. These employment agreements are no longer in force and each executive is now covered under the terms of the Company’s standard severance plans.
• Mr. Lord’s and Mr. Remondi’s agreements were negotiated at a time when the Company’s stability and future were unsettled. Mr. DePaulo’s agreement was entered into in connection with his initial hire.
• Benefits payable under these plans do not affect decisions regarding other compensation and benefits

2010 Summary

In 2010, the Company’s management team continued to demonstrate its ability to safely guide the Company through the unprecedented turmoil the Company, the student loan industry and capital markets have experienced over the past several years. The Company continued to maintain sufficient liquidity during extremely illiquid capital markets and made significant strides in diversifying its businesses and reducing costs, despite the threat of elimination of its core business of lending under the Federal Family Education Loan Program, formerly the Guaranteed Student Loan Program (“FFELP.”) Effective July 1, 2010, the Health Care and Education Reconciliation Act eliminated FFELP loan originations, a major source of the Company’s net income. As a result, the Company will no longer generate revenue related to FFELP loan originations and net income from its portfolio of FFELP loans and related loan servicing and collections activities will decline.

Despite these challenges, the Company made significant achievements in many key measures in 2010, including:

•	“Core Earnings”[3] improved significantly to $1 billion from $807 million in the prior year due to a number of factors including a higher net interest margin and lower provision for loan losses.

•	Significant improvements in the quality of its lending business segments.

➢	Net interest margin in the FFELP Loans segment improved to 93 basis points in 2010 from 67 basis points in 2009 and the Company sold $20.4 billion of loans to the U.S. Department of Education (ED) in 2010, resulting in gains of $321 million.

➢	In the Company’s Consumer Lending segment, delinquencies greater than 90 days trended lower throughout the year, ending 2010 at 5.3 percent of loans in repayment as compared to the peak high of 6.4 percent at the end of the first quarter of 2010. The quarterly provision for loan losses ended the year at $294 million, down from the second quarter peak of $349 million.

➢	The Consumer Lending segment returned to profitability in 2010 after posting a loss in the prior year.

•	The Business Services segment increased revenue in third-party servicing, contingency collections and account asset servicing lines of business.

3  “Core Earnings” are not a substitute for reported results under generally accepted accounting principles (“GAAP”), however management use Core Earnings as a primary financial performance measure. A full explanation of Core Earnings and reconciliation to the Company’s financial statements prepared in accordance with GAAP can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which can be obtained on the Company’s website and otherwise as described on the first page of this proxy statement.

•	The Company continued an ongoing operating expense reduction and repositioning initiative, including closing its Florida and Texas servicing centers and relocating headquarters to Newark, Delaware.

•	The Company purchased $26.1 billion of securitized federal loans and related assets from the Student Loan Corporation. This transaction will be accretive to 2011 earnings and beyond.

•	The Company issued $1.5 billion of 10-year unsecured debt and repurchased $4.9 billion of unsecured debt. Combined with the Company’s asset-backed securitization transactions, these actions significantly improved the overall maturity profile of the Company’s outstanding debt.

Changes to Elements of Executive Compensation Program

The Committee regularly reviews and reconsiders the elements of the Company’s executive compensation program in light of industry best practices and the evolving direction of the Company’s business strategy which, in 2010, shifted considerably with the elimination of the FFELP business. In 2010 and the first quarter of 2011, the Committee undertook the following adjustments to the components of the Company’s executive compensation program.

Annual Incentive Bonuses

•	The portion of the incentive bonus paid in cash decreased from 60% for performance in 2009 to 50% for performance in 2010 and 2011, with the remainder paid in fully vested restricted stock or stock units.

•	Transfer restrictions for the portion of the incentive bonus paid in stock or stock units increased from one year for performance in 2009 to one-third increments over a three-year period for performance in 2010 and 2011.

Longer-Term Equity-Based Incentives

•	All restricted stock and options awards granted to executive management as long-term incentives now vest ratably over a three-year period. In addition, the Committee altered the mix of restricted stock and options, shifting the percentage paid in restricted stock from approximately 15% to 65% for executive management.

•	In late 2010 and early 2011, the Committee reviewed its policies regarding equity forfeiture and vesting and determined to amend the terms of all outstanding equity awards issued pursuant to the Company’s 2009-2012 Incentive Plan and predecessor employee equity plans, which are described in “Narrative Description of Compensation Arrangements,” such that nearly all of the awards will remain outstanding and vest on their original terms and not be forfeited or accelerated upon termination of employment by the Company or retirement under the Company’s standard retirement policies. These changes were made in part due to evolving market practices and to better coordinate with changes made to the Company’s executive severance plans described below. The Committee initially approved acceleration of all equity awards upon retirement, but after further consideration the Committee decided such awards should remain outstanding on their original terms upon a retirement under the Company’s standard retirement policies.

Retirement Benefits

•	In April 2010, the Company began the formal process of terminating its defined benefit retirement program[4], which is currently awaiting approval from the Internal Revenue Service and Pension Benefit Guaranty Corporation and is expected to be completed within 120 days of receiving such

4  The Company’s defined benefit plan retirement program is funded solely by corporate contributions and includes a tax-qualified plan and a non-qualified plan, which ceased to accrue benefits on June 30, 2009. The Company bears the investment risks of this program.

approval notice. This decision is consistent with the Committee’s increased emphasis on performance-based, at-risk pay.

Severance Plans

•	Prior to January 2011, under the Executive Severance Plan, severance payments were computed in part by reference to any amounts included in taxable income due to vesting of restricted stock during the two-year period prior to termination of employment. In January 2011, the Committee amended this plan to exclude income from the vesting of restricted stock in computation of severance payments.

•	The Change in Control Severance Plan was amended to remove all tax gross-up provisions from the plan and to narrow the definition of a change in control to exclude the sale of a business line or subsidiary that does not constitute all or substantially all of the Company’s assets.

NEO Employment Agreements

•	Mr. Lord’s employment agreement expired on December 31, 2010 and was not replaced. Consequently, Mr. Lord is now employed at will and is covered by the terms of the Executive Severance Plan and the Change in Control Severance Plan (the “Company’s Severance Plans.”) Mr. Lord’s base salary for 2011 remains unchanged from that paid in 2010.

•	Mr. Remondi’s employment agreement expired on January 8, 2011 and was not replaced. Consequently, Mr. Remondi is now employed at will and is covered by the terms of the Company’s Severance Plans. In early 2010, the Committee amended the terms of Mr. Remondi’s equity awards granted pursuant to the agreement (those granted in 2008 and 2009) to provide that in the event of a termination of employment by the Company, Mr. Remondi must exercise these options within three years of such termination. The Committee also extended through January 31, 2012, the Company’s arrangement with Mr. Remondi for limited use of corporate aircraft for travel between Mr. Remondi’s home and the Company’s offices in an amount not to exceed $125,000.

•	Mr. DePaulo’s employment agreement expired on March 27, 2011 and was not replaced. Consequently, Mr. DePaulo is now employed at will and is covered by the terms of the Company’s Severance Plans.

Management Incentive Plan for 2010

Each year management develops an operating plan for presentation to, and approval by, the Board. Specific business objectives are then established for the purpose of focusing and uniting executives around the achievement of common business goals for the year. Individual performance objectives are then developed for each executive covered by our management incentive plan. Annual bonus targets are a function of each executive’s position and base salary.

Individual bonuses, including those paid to our NEOs, are not established using target performance formulas. Each year the Committee establishes the aggregate funding level available to be awarded by management to executives under the management incentive plan for the year based upon its view of the Company’s degree of success in achieving business objectives, as well as other qualitative factors. Separately, the Committee determines individual annual incentive bonus awards for each NEO on a discretionary basis based on the Committee’s views of their individual performance and success in achieving business objectives for the year.

As in past years, in late 2009 and early 2010 the Committee met with management to review its operating plan for the year so that the Committee could consider the performance parameters it would apply to operating plan achievement in establishing the aggregate funding level for the management incentive plan. For 2010, key operating plan objectives included improvements in Core Earnings per share;

capital adequacy; management of private education loan charge-offs and delinquencies; operating expense reductions; and maintenance of targeted liquidity levels.

The Committee met twice in January 2011 to review the Company’s relative success in achieving improvements of each identified objective, and to consider the individual performance of the CEO and other members of the executive management team over the course of the year. The Chairman of the Board joined the initial meeting.

The Committee reviewed with the Chairman the Company’s relative achievement of each of the previously identified key objectives targeted for improvement. The Committee recognized that management had achieved the Committee’s expectations with respect to Core Earnings per share, management of private education loan delinquencies and capital adequacy and showed significant improvements, in the aggregate, in remaining measures. After discussions with management regarding their views on the Company’s achievements, the Committee noted that Core Earnings per share, capital adequacy and available liquidity measures were incrementally affected by gains on the Company’s debt repurchases in excess of those contained in the Company’s 2010 operating plan. The Committee decided not to take into account the effects of those gains in excess of plan when considering the relative achievement of such measures in its final determination regarding the aggregate funding level of annual incentive bonuses for the year.

Long-Term Equity-Based Incentive Plan Awards

In setting the size of long-term incentive awards for NEOs, the Committee seeks to recognize ongoing individual performance of each NEO in the context of total compensation within an identified peer group. The Chief Executive Officer recommends long-term incentive awards for each NEO other than himself. The Committee considers these recommendations in consultation with its compensation consultant and then determines the final awards for each NEO, and makes its own determination with regard to the Chief Executive Officer. The long-term equity-based incentive awards granted by the Committee in January 2011 reflected the Committee’s desire to ensure the continued efforts of the NEOs to meet the long-term goals and strategy of the Company and to align this element of compensation with the long-term interest of Company shareholders.

Individual Performance of NEOs

In its January 2011 meetings, the Committee and the Chairman also reviewed with the Committee’s compensation consultant current and proposed compensation, including long-term incentive awards, for the executive management team compared to the following peer group: Genworth Financial, KeyCorp, Discover Financial Services, Fifth Third Bancorp, CIT Group Inc., Fidelity National Information Services, Inc., Fiserv, Inc., Total System Services Inc. and M&T Bank Corporation. The Committee discussed and affirmed its view that the Company’s compensation structure and philosophy should continue to focus on performance achieved in compliance with approved risk parameters while providing a balance of both cash and equity-based incentives in order to fully engage the Company’s leaders in performance that is aligned with shareholder return over time.

In establishing Mr. Lord’s compensation, the Committee and the Chairman reviewed the individual performance of Mr. Lord, including how his performance contributed to the achievement of operating plan objectives. During this review, they considered, among other things, Mr. Lord’s:

•	Guidance of the Company through the final stages of cessation of the FFELP business;

•	Leadership in commencing the transformation of the Company to focus on consumer lending and business services, while considering various options for selling or restructuring the FFELP portfolio;

•	Leadership in completing the Company’s acquisition of the Student Loan Corporation’s FFELP loan portfolio and servicing rights;

•	Initiative in enhancing the Company’s private credit underwriting processes and commencing the Company’s transition to a new private loan servicing system; and

•	Oversight of the closure of the Company’s Florida and Texas servicing centers in an effort to consolidate corporate locations as part of the Company’s move to cut operating expenses.

On the basis of Mr. Lord’s performance during 2010, the Committee granted Mr. Lord a bonus of $1.5 million for 2010, and the Committee granted Mr. Lord 150,000 restricted stock units and options to purchase 190,000 shares of Company common stock, all with standard terms applicable to senior management. The Committee also determined to maintain Mr. Lord’s salary at $1 million for 2011.

The Committee then reviewed with the CEO the individual performance of the other NEOs, including how each individual’s performance contributed to the achievement of operating plan objectives. The Committee based its determination with respect to each individual, in part, on the following individual achievements and made the determinations described below.

Mr. Remondi:

•	Leadership of the Company’s financial functions, including his leadership role in raising more than $10 billion of funding in 2010, including extension of the Company’s asset-backed commercial paper facility;

•	Leadership of investor relations;

•	Completion of the Company’s acquisition of a $26.1 billion FFELP loan portfolio from Citigroup’s Student Loan Corporation subsidiary;

•	Leading contributor to exploration of a possible spin-off or split of the Company’s FFELP and other business lines;

•	Successful extension of the Company’s asset-backed commercial paper facility; and

•	Responsibility for all aspects of the Company’s debt repurchase program.

On the basis of Mr. Remondi’s performance during 2010, the Committee granted Mr. Remondi a bonus of $1 million for the year and granted Mr. Remondi options to purchase 80,000 shares of Company common stock and 80,000 restricted stock units, with standard terms applicable to senior management. The Committee also determined to maintain Mr. Remondi’s salary at $850,000 for 2011.

Mr. Clark:

•	Leadership in raising funding of over $7.7 billion in term debt, as well as an additional $2.7 billion through the U.S. Department of Education-sponsored student loan conduit;

•	Successful extension of the Company’s asset-backed commercial paper facility and inclusion of industry-standard warehouse terms;

•	Resolution of negative outlook and credit watch designations with Fitch and Standard and Poor’s;

•	Introduction of improved operating efficiencies within the finance group to expand capacity and reduce costs; and

•	Effective management of the Company’s finance group, understanding of the capital markets and knowledge of bank partners, which were key to improved financial performance and renewing the Company’s balance sheet focus on potential for growth.

On the basis of Mr. Clark’s performance during 2010, the Committee granted Mr. Clark a bonus of $453,375 for the year and granted Mr. Clark 75,000 options to purchase Company common stock and 45,000 restricted stock units, with standard terms applicable to senior management. The Committee also determined to increase Mr. Clark’s salary to $475,000 for 2011.

Mr. DePaulo:

•	Leadership in the development and launch of the Company’s retail banking deposit and certificate of deposit products while overseeing the Sallie Mae Bank, which enabled the bank to continue to engage in independent funding activities which generated over $1 billion of deposits during the first year;

•	Leadership in the development of the Smart Option private credit product with a fixed-interest repayment option;

•	Comprehensive redesign of the Company’s website to improve the customer acquisition process and servicing experience; and

•	Oversight of the Company’s Upromise Investments business, which obtained five new state mandates and continued its market-leading position.

On the basis of Mr. DePaulo’s performance during 2010, the Committee determined to grant Mr. DePaulo a bonus of $558,000 for the year and granted Mr. DePaulo 100,000 options to purchase Company common stock and 50,000 restricted stock units, with standard terms applicable to senior management. The Committee also determined to increase Mr. DePaulo’s salary to $500,000 for 2011.

Mr. Hewes:

•	Achievement of private student loan profitability metrics;

•	Enhancement of the Company’s collections segment revenues;

•	Oversight of the successful completion of a large-scale sale of FFELP loans to ED under the ECASLA program, and the conversion of both that portfolio of loans and ED’s portfolio of direct lending loans onto the Company’s servicing system; and

•	Management and oversight of the initial launch of the Company’s private student loan servicing system.

On the basis of Mr. Hewes’ performance during 2010, the Committee determined to grant Mr. Hewes a bonus of $825,000 for the year. The Committee did not award restricted stock or options to purchase Company stock to Mr. Hewes.

Role of the Compensation Committee and Chief Executive Officer

On a yearly basis, the Committee reviews and approves the Company’s annual management incentive plan that establishes annual corporate goals and is applicable to all members of executive management. Prior to approval, the Committee discusses the proposed plan with the Vice Chairman and CEO and the Committee’s compensation consultant. In addition, the Committee, in consultation with the Chairman of the Board and the other independent members of the Board, reviews the performance of the Vice Chairman and CEO and approves his compensation. The Committee, in consultation with the Vice Chairman and CEO, awards performance-based compensation to other members of executive management and reviews total compensation of such executives.

Compensation Consultant and Use of Peer Group

The Committee retains a compensation consultant to advise it. During the annual compensation process, the Committee uses the compensation consultant to accomplish the following:

•	recommend a peer group of companies for benchmarking executive and director compensation;

•	provide market-relevant information as the composition of director and executive compensation;

•	identify trends in executive and director compensation;

•	update on legislative and regulatory changes that affect director and executive compensation; and

•	provide views on the reasonableness of amounts and forms of director and executive compensation.

The Committee’s consultant during 2009 and the first two months of 2010 was Hewitt Associates (“Hewitt.”) The Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), beginning in February, 2010. During 2010, Pearl Meyer provided no services to the Company other than providing advice or recommendations regarding the form and amount of director and executive compensation and attending the July 2010 Committee meeting. During 2010, Hewitt provided services to the Board in amount of $19,467 during the first three months of 2010. Hewitt provided additional services to the Company in the amount of $121,838 during the last five months of 2010 during which time the Compensation Committee had engaged Pearl Meyer as its compensation consultant. The decision to engage Hewitt during the last five months of 2010 was made by management after the Compensation Committee had engaged Pearl Meyer as its consultant and terminated the engagement of Hewitt, and Hewitt’s fees for services during that period were approved by management.

In setting compensation, the Committee reviews compensation data from a variety of sources. These data are used as a context to inform the Committee about the marketplace for executive pay and to determine if pay at the Company is fair and reasonable. The data is not used to set pay at the Company at a particular percentile relative to executive pay reported by peer or survey companies. With the assistance of its consultant, the Committee in January 2010 reviewed the Company’s executive pay compared to executive pay practices at other companies, using data from a custom selected group as follows (the “Peer Group”): Genworth Financial, Inc.; KeyCorp; Discover Financial Services; Fifth Third Bancorp; CIT Group Inc.; Americredit Corp.; Fiserv, Inc.; Total System Services, Inc. and M&T Bank Corporation. The Committee selected each of the companies in the Peer Group based on their financial services or data processing focus, and their having revenues, assets, net income, market value and workforce size within a range of the Company’s.

Other Arrangements, Policies and Practices Related to Executive Compensation Programs

Share Ownership Guidelines

The Company has maintained share ownership guidelines applicable to NEOs for more than ten years, except for a four-month period beginning in April, 2009, during which time the application of the guidelines was suspended due to the decreased price of the Company’s common stock as a result of the global economic downturn. The ownership guidelines, which are expected to be achieved over a five-year period, are as follows:

Chief Executive Officer—Lesser of 1 million shares or $5 million in value

Vice Chairman & CFO/Sr. Executive Vice President—Lesser of 500,000 shares or $2.5 million in value

Executive Vice President—Lesser of 200,000 shares or $1 million in value

The guidelines encourage continued ownership of a significant amount of the Company’s common stock acquired through equity awards and help align the interests of executives with the interests of the Company’s shareholders. Except as otherwise approved by the Committee, an NEO must hold all Company common stock acquired through equity grants until the guidelines are met, and an NEO will not be eligible to receive further equity grants if he or she sells this stock before the guidelines are met or after the guidelines are met, if such sale would result in violation of the guidelines.

The following shares and share units count towards the ownership guidelines: shares held in brokerage accounts; vested shares credited to deferred compensation accounts; shares credited to qualified retirement plan accounts; vested performance stock and performance stock units; on an after-tax basis, restricted stock and restricted stock units that vest solely upon the passage of time and vested stock options, to the extent that they are “in-the-money on an after-tax basis.”

Opportunity to defer compensation

The Company offers executive management, including the NEOs, the opportunity to defer payment of a portion of their cash compensation into a non-qualified deferred compensation plan. The Company provides this opportunity to be competitive and provide retirement planning opportunities. The Committee views the plan as providing executives with an optional strategy to engage in tax-deferred retirement planning rather than a provided benefit. The Company does not make contributions to the deferred compensation plan or pay above market rates of return on amounts contributed to the plan.

Accounting and Tax Information

Section 162(m) of the Internal Revenue Code: Tax Deductibility of Compensation over $1 million

Section 162(m) of the Internal Revenue Code can potentially disallow a federal income tax deduction to the Company for compensation over $1 million paid to the chief executive officer and the three most highly compensated named executive officers other than the chief executive officer, who have been serving as of the last day of the Company’s fiscal year (“covered employees”). The Internal Revenue Service has issued technical guidance stating that a company’s chief financial officer is not necessarily a covered employee under Section 162(m). One exception to Section 162(m)’s disallowance of a federal income tax deduction for compensation over $1 million applies to “performance-based compensation” paid pursuant to shareholder-approved plans. Although much of the compensation opportunity in our executive compensation program is performance-based and generally deductible for federal income tax purposes, the Committee retains the flexibility to award compensation the NEOs that is not deductible for federal income tax purposes.

2010 SUMMARY COMPENSATION TABLE

The table below summarizes compensation paid or awarded to or earned by each of the NEOs for the fiscal year ended December 31, 2010. NEOs for 2010 are:

Mr. Lord, who served as Principal Executive Officer for the entire year;

Mr. Remondi, who served as Principal Financial Officer for the entire year;

Mr. Hewes, Mr. Clark and Mr. DePaulo who were serving as executive officers at year end and were the most highly paid executive officers other than Mr. Lord and Mr. Remondi; and

Mr. Heleen, who, based on total compensation paid in 2010, would have been among the highest paid executive officers.

For those individuals who were also NEOs in 2009 and 2008, compensation information for the years ended December 31, 2009 and December 31, 2008 is included.

							Change in
							Pension
							Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)	Plan	Earnings(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	Compensation	($)	($)	($)

Albert L. Lord	2010	$1,028,846	$1,500,000	$1,237,200	$1,558,507	—	$82,949	$42,250	$5,449,752
Principal Executive Officer	2009	1,298,076	950,000	560,500	2,534,628	—	46,485	43,503	5,433,192
	2008	1,478,846	0	2,228,000	4,406,170	—	367,028	195,118	8,675,162
						—
John F. Remondi	2010	867,307	1,000,000	773,250	0	—	0	203,823	2,844,380
Principal Financial Officer	2009	1,038,461	800,000	0	5,936,881	—	0	199,077	7,974,419
	2008	938,461	0	0	12,400,582	—	0	232,209	13,571,252
						—
John J. Hewes	2010	555,769	825,000	618,600	1,305,018	—	0	7,450	3,311,837
Sr. Executive Vice President	2009	600,000	450,000	224,200	1,828,068	—	0	48,216	3,150,484
	2008	307,692	0	165,400	1,048,473	—	0	51,741	1,573,306
						—
Jonathan Clark	2010	322,115	453,375	103,100	543,757	—	0	17,249	1,439,596
Executive Vice President	2009	305,769	450,000	56,050	274,210	—	0	2,449	1,088,478
						—
Joseph DePaulo	2010	400,000	558,000	206,200	435,006	—	0	30,199	1,629,405
Executive Vice President	2009	300,000	300,000	89,400	387,465	—	0	2,219	1,079,084

Mark L. Heleen	2010	322,115	0	77,325	413,255	—	19,358	1,589,600	2,421,653
Former Executive Vice President & General Counsel

(1)	Bonus amounts for NEOs in 2010 were paid 50% in cash and 50% in fully-vested restricted stock units (RSUs). The RSUs are restricted for three years, with one-third of the RSUs becoming available each year. Bonus amounts shown for 2009 were paid 60% in cash and 40% in fully-vested stock. The stock portion from 2009 was restricted for one year. Bonus amounts for 2008 were paid in cash.

(2)	Amounts shown are the grant date fair values of the various awards granted during 2010, 2009, and 2008 computed in accordance with FASB ASC Topic 718. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 13 “Stock-Based Compensation Plans and Arrangements” of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.

(3)	Amounts shown are the aggregate change in the actuarial present values of the NEOs’ accumulated benefits under all defined benefit pension plans and arrangements (tax-qualified and non-qualified) from December 31, 2009 to December 31, 2010, using the assumptions disclosed in the narrative and footnote 1 to the 2010 Pension Benefits Table below in this proxy statement. The Company does not pay any above market earnings on non-qualified deferred compensation plans.

(4)	The components of “All Other Compensation” are as follows:

	Employer
	Contributions
	To Defined				Annual
	Contribution	Automobile		Company	Physical		Total
Name	Plans(A)	Allowance(B)	Housing(C)	Airplane(D)	Examination(E)	Severance(F)	($)

Lord	$37,250	—	—	—	$5,000	—	$42,250
Remondi	37,250	$8,115	$53,458	$100,000	5,000	—	203,823
Hewes	2,450	—	—	—	5,000	—	7,450
Clark	12,249	—	—	—	5,000	—	17,249
DePaulo	25,199	—	—	—	5,000	—	30,199
Heleen	11,911	—	—	—	5,000	$1,572,689	1,589,600

(A)	Amounts credited to the Company’s tax-qualified and non-qualified defined contribution plans. The combination of both plans provides NEOs with an employer contribution of up to five percent of the sum of base salary plus annual performance bonus up to $745,000 of total eligible plan compensation.

(B)	Automobile allowance benefit calculated based on the Annual Lease Method and includes an additional $3,425 for all taxes.

(C)	Incremental cost to the Company for providing Mr. Remondi an apartment in Reston, Virginia, including rent, utilities and housekeeping services and includes an additional $30,899 for all taxes.

(D)	Incremental cost to the Company for providing Mr. Remondi corporate aircraft for personal travel. Mr. Remondi is provided an annual allowance of $100,000 for this benefit used to cover variable or trip costs associated with use of the aircraft including:

fuel, landing fees, hangar fees, engine maintenance, catering, crew costs, pilot meal per diem, pilot hotel costs and pilot car rental. Costs incurred above this allowance are paid by Mr. Remondi directly.

(E)	Employees at the level of Executive Vice President and above are provided an annual physical examination worth up to $5,000.

(F)	On December 16, 2010, Mr. Heleen and the Company agreed that Mr. Heleen would be leaving the Company. Mr. Heleen received a cash payment of $1,525,300, which included a payment in lieu of bonus. Additional payments for subsidized medical insurance, outplacement services, executive physical and vacation payouts totaled $47,389.

NARRATIVE DESCRIPTION OF COMPENSATION ARRANGEMENTS

Individually negotiated compensation arrangements were effective during 2010 for three NEOs: Messrs. Lord, Remondi and DePaulo. None of the arrangements contained a “single trigger” arrangement. A summary of each of these arrangements and the severance plans applicable to NEOs follows.

Mr. Lord.  Effective March 20, 2008, Mr. Lord and the Company entered into an employment agreement for Mr. Lord’s services as Chief Executive Officer. Under the agreement, Mr. Lord was paid an annual base salary of $1.25 million. Effective January 2010, Mr. Lord and the Committee agreed to decrease his annual base salary to $1,000,000. The agreement expired on December 31, 2010 and was not renewed. Mr. Lord’s annual base salary remains $1,000,000 and events relating to the end of Mr. Lord’s employment for various reasons are now covered by the Company’s Severance Plans.

The agreement defined various scenarios under which Mr. Lord’s employment might terminate, including after a change in control, in terms substantially similar to those contained in the Company’s Severance Plans. However, under the agreement, if the Company had terminated Mr. Lord’s employment without cause or had Mr. Lord ended his employment for good reason, Mr. Lord would have been entitled to receive a cash payment equal to: (1) his target bonus plus (2) the number of months remaining in the term of the agreement divided by 12, but not less than one, times his base salary plus his target annual bonus for the year.

Mr. Remondi.  In January 2008, Mr. Remondi and the Company entered into a three-year employment agreement for Mr. Remondi’s services as Chief Financial Officer and Vice Chairman. Under the agreement, Mr. Remondi received 3 million options to purchase the Company’s common stock, was paid an annual base salary of $1 million and was eligible to receive an annual performance bonus of three times his salary. Effective January 2010, Mr. Remondi volunteered to decrease his annual base salary to $850,000. The agreement expired on January 8, 2011 and was not renewed. Mr. Remondi’s annual base salary remains $850,000 and events relating to the end of Mr. Remondi’s employment for various reasons are now covered by the Company’s Severance Plans.

Two million of the options were granted on January 8, 2008 at a grant price of $17.30, the closing price of the Company’s stock on that day. These options vested on January 8, 2010, after meeting price and time vesting requirements. One million of the options were granted on January 8, 2009 at a grant price of $10.17, the closing price of the Company’s stock on that day. These options vest and are exercisable when the share price trades at $24.22 for five consecutive days (a 40 percent increase over $17.30, the grant price for the first two million options), but no earlier than January 8, 2010. If these options do not vest under the price-vesting target, they vest on January 8, 2014. Once vested, options may be exercised during the remainder of their 10-year term, unless Mr. Remondi’s employment ends. Until January, 2011, upon employment termination, Mr. Remondi was required to exercise all vested options within 3 months of his last day of employment, except in the case of death or disability. In January 2011, the Committee amended the terms of the options granted in connection with Mr. Remondi’s employment agreement such that after January 27, 2011, Mr. Remondi has three years from employment termination to exercise any vested options. If Mr. Remondi’s employment ends due to death or disability, all unvested options vest immediately and are exercisable for one year following his death or disability.

The agreement defined various scenarios under which Mr. Remondi’s employment might terminate, in terms substantially similar to those contained in the Company’s Severance Plans. However, under the agreement, if the Company had terminated Mr. Remondi’s employment without cause or had Mr. Remondi ended his employment for good reason, Mr. Remondi would have been entitled to receive a target bonus plus a cash payment equal to six months of pay (the average of base salary and annual bonus since employment) for each year of service, up to a maximum of three years of service.

Under the agreement, Mr. Remondi was also provided with housing in Reston, Virginia and an allowance of $100,000 per year for use of corporate aircraft.

Mr. DePaulo.  In March, 2009, Mr. DePaulo and the Company entered into a two-year employment agreement for Mr. DePaulo’s services as an Executive Vice President which provided for an annual base salary of $400,000. Under the agreement, Mr. Depaulo was granted 150,000 stock options and 20,000 shares of restricted stock. The agreement expired on March 27, 2011 and was not renewed. Mr. DePaulo’s annual base salary was increased to $500,000 effective January 2011. Events relating to the end of Mr. DePaulo’s employment for various reasons are now covered by the Company’s Severance Plans.

Under the agreement, if the Company had terminated Mr. DePaulo’s employment without cause or had Mr. DePaulo ended his employment for good reason, Mr. DePaulo would have been entitled to receive a cash payment equal to one-half of his target bonus for the year plus one-half of his annual base salary. In the event of termination of employment following a change in control of the Company, Mr. DePaulo’s benefits were determined under the Change in Control Severance Plan.

Description of Severance Plans

Executive Severance Plan.  Under the plan, eligible officers who do not have an individually negotiated severance arrangement, will receive a lump sum cash payment equal to a multiple of their compensation (base salary plus an average of the last 24 months of bonus compensation) upon the following events: (i) resignation from employment for good reason; (ii) the Company’s decision to terminate an eligible officer’s employment for any reason other than for cause, death or disability or (iii) upon mutual agreement of the Company and the eligible officer. The multiplier for each eligible officer position is as follows: CEO-2; Higher than Executive Vice President-1.5; Executive or Senior Vice President-1.0. If the Company’s decision to terminate an eligible officer’s employment is due to job abolishment, outstanding and unvested equity awards granted through May 22, 2009 vest upon termination according to their underlying terms. Prior to January 2011, the two-year average of any amounts included in taxable income due to vesting of restricted stock during the two-year period prior to termination of employment were included in yearly compensation. In January 2011, the Committee amended the plan to remove the inclusion of this income due to restricted stock vesting. Under the plan, in no event will a severance payment exceed a multiple of three times an officer’s base and incentive bonus.

In addition to the cash severance payment, eligible officers will receive subsidized medical benefits and outplacement services for 18 to 24 months. If an eligible officer is otherwise subject to an individually-negotiated severance arrangement, the terms of that arrangement, and not the policy, apply until the expiration of the arrangement. The policy will apply after the expiration of the arrangement.

Change in Control Severance Plan.  If termination of employment for reasons defined in the plan occurs within 24 months following a change in control of the Company, the participant is entitled to receive a lump sum cash payment equal to two times the sum of his or her base salary and average annual performance bonus (based on prior two years). A participant will also be entitled to receive a pro-rated portion of his or her target annual performance bonus for the year in which the termination occurs, as well as continuation of medical insurance benefits for a two-year period. The Company views this plan’s existence as having been an important element in allowing the Company to maintain operations through the pendency of a proposed merger during 2007 and to quickly reorient itself following termination of that merger in 2008.

In December 2010, the Committee amended the plan to remove the tax gross-up provisions. The Committee also amended the plan effective January 1, 2009 to eliminate vesting solely upon a change in control. As amended, for equity awards granted after January 1, 2009, unvested equity awards become vested and non-forfeitable in connection with a change in control only if the participant’s employment is terminated or if the acquiring or surviving entity does not assume the awards. Equity awards made before January 1, 2009 vest upon a change in control pursuant to their terms, regardless of whether the participant’s employment terminates.

Description of Applicable Equity Plans

SLM Corporation 2009-2012 Incentive Plan.  The SLM Corporation 2009-2012 Incentive Plan became effective for three years upon shareholder approval on May 13, 2009. Under the plan, the Company reserves up to 10 million shares, plus any shares authorized for issuance under the SLM Corporation Incentive Plan and the SLM Corporation Management Incentive Plan that are not actually issued by reason of cancellation, forfeiture or net-settlement of awards. Shares are awarded under the plan as stock options, stock appreciation rights, incentive bonuses, performance stock, restricted stock and restricted stock units. All employees of the Company and its subsidiaries and affiliates are eligible to receive awards under the 2009-2012 Incentive Plan; however, no participant may receive more than 1 million shares in any one fiscal year.

The Compensation and Personnel Committee administers the plan, including amending rules promulgated under the plan, determining the terms and provisions of awards, and establishing qualifying performance criteria. Any stock options awarded must have an exercise price equal to the fair market value of the Company’s common stock on the grant date and have a term not to exceed ten years. The committee has discretion to determine other terms and conditions except any re-pricing of awards requires shareholder approval. The following terms, among others, were determined by the committee. Unvested options, will be forfeited if not vested in a particular year. Upon termination of employment other than death, disability, options that have not vested are forfeited. All options, vested or unvested, are forfeited upon termination of employment due to misconduct. Unvested performance stock will be forfeited if not vested in a particular year. Upon termination of employment other than death, disability, performance stock that has not vested is forfeited. All shares are forfeited upon termination of employment due to misconduct.

Awards to senior officers under the plan are subject to clawback in the event of a material misstatement of financial results and other events. The plan is structured in a manner such that awards satisfy Internal Revenue Code Section 162(m) requirements for “performance-based compensation” in order that the Company can deduct compensation in excess of $1 million paid in any one year to the Company’s executives. Awards under the plan are payable upon a change of control if not assumed by a successor and are also subject to adjustment upon a reorganization, merger, consolidation, reclassification, dividend and other similar circumstances. The Board of Directors may not make certain amendments to the plan, such as extending the term or materially increasing the number of shares that may be issued, without shareholder approval.

Management Incentive Plan and SLM Corporation Incentive Plan.  These plans preceded the SLM Corporation 2009-2012 Incentive Plan and no further grants may be made under them. The plans were administered by the Board of Directors or a committee appointed by the Board.

Both plans authorized the issuance of stock options and performance-conditioned share awards, and the SLM Corporation Incentive Plan authorized the grant of restricted stock. Awards are also authorized to be issued in stock units and permitted performance-based awards denominated as a dollar value and settled in either stock or cash from both plans. Each plan provides that the exercise price of stock options generally may not be less than 100% of the fair market value of a share on the date of grant, permits options to have a term of up to ten years, and grants the plan administrator authority to set the vesting and other terms of options, including in its sole discretion to reduce, eliminate or waive any restrictions on options.

The number of shares subject to the plans and to outstanding awards, and the exercise price of outstanding options, may be adjusted in the event of changes in the Company’s capital structure as a result of reorganizations, mergers, consolidation, recapitalization, restructuring, reclassification, dividends

(other than regular, quarterly cash dividends), stock splits, spin-offs and the like. The plan administrator may provide for the exercisability of outstanding options in connection with termination of employment within twenty-four months following a change in control. Certain material amendments to the plan, as well as actions to reduce or adjust downward the exercise price of outstanding options (including through an exchange program), require stockholder approval.

Employee Stock Purchase Plan.  The Employee Stock Purchase Plan allows eligible employees to purchase shares of stock at a discounted price with accumulated, after-tax contributions during the offering period from February 1 through January 31. The discounted purchase price is 15% less than the market closing price of SLM common stock on February 1. The maximum contribution amount per employee is 25% of base pay plus commissions, if any, up to a maximum $7,500 per employee per offering period. At the end of the offering period, if the discounted purchase price is less than the market price, shares are automatically purchased and transferred to employees, net of applicable taxes. If the discounted purchase price is greater than the market price, employees receive a refund of contributions plus interest.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

			All Other
		Equity	Stock
		Incentive Plan	Awards:
		Awards:	Number of	Exercise or	Grant Date
		Number of	Securities	Base Price	Fair Value of
		Shares of	Underlying	of Option	Stock and
		Stock or Units	Options	Awards	Option Awards(1)
Name	Grant Date	(#)	(#)	($/Share)	$

Lord	1/28/2010	120,000	—	—	$1,237,200
	1/28/2010	—	315,000	$10.31	1,558,507
Remondi	1/28/2010	75,000	—	—	773,250
Hewes	1/28/2010	60,000	—	—	618,600
	1/28/2010	—	300,000	10.31	1,305,018
Clark	1/28/2010	10,000	—	—	103,100
	1/28/2010	—	125,000	10.31	543,757
DePaulo	1/28/2010	20,000	—	—	206,200
	1/28/2010	—	100,000	10.31	435,006
Heleen	1/28/2010	7,500	—	—	77,325
	1/28/2010	—	95,000	10.31	413,255
	6/14/2010	—	7,813 (2)	11.39	—
	6/14/2010	—	90,079 (3)	11.39	—

(1)	Amounts disclosed for stock options granted in January 2010 represent the grant date fair value computed in accordance with FASB ASC Topic 718. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 13 “Stock-Based Compensation Plans and Arrangements” of the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.

(2)	Mr. Heleen was not a named executive officer prior to his departure in December 2010, and therefore was eligible to participate in the one-time option exchange program approved by shareholders on May 13, 2010. Replacement options were granted on June 14, 2010, on a “value-for-value” basis at the closing market price on June 14, 2010. Replacement options retained the expiration date of the exchanged awards and were not vested at the time of grant. All replacement options were subject to additional vesting requirements based on the vesting status of the original, exchanged options. This amount represents the aggregate number of replacement options granted to Mr. Heleen that fully vested after 6 months.

(3)	This amount represents the aggregate number of replacement options granted to Mr. Heleen through the option exchange program that vest 50% per year for two years.

NARRATIVE DESCRIPTION OF PLAN-BASED AWARDS

The Company makes annual grants of equity to executive management under its long-term incentive program, pursuant to the shareholder-approved 2009-2012 Incentive Plan. These grants are shown in the Grants of Plan-Based Awards table above, and are granted to NEOs based on meeting individual performance goals during the prior year, to provide forward-looking incentives and reflect the Committee’s commitment to deferred compensation that balance risk and reward.

Each year, the Committee determines vesting provisions of these awards. For awards granted in January 2010 and January 2011, one-third of each performance stock and option award granted under the long-term incentive program vests on each of the first, second and third anniversaries of the grant date. Vested options are exercisable until the earlier of the expiration date of ten years, or three months from the date of termination upon termination of employment for all reasons except death or disability and except as otherwise provided in the Change in Control Severance Plan. Unvested options and performance stock will vest upon termination of employment for death or disability and as provided for under the Change in Control Severance Plan. Any unvested performance stock or option awards will not vest and will be forfeited and cancelled upon termination of employment for any reason other than (i) death, (ii) disability or (iii) as provided in the Change in Control Severance Plan. All performance stock and options, whether vested or unvested, shall be forfeited upon termination of employment due to misconduct.

The Committee’s practice has been to grant awards under the long-term incentive program in January in the context of its evaluation of the performance of CEO and executive management and award of bonus compensation. This process allows the Committee to set the components of each executive’s compensation taking into account individual and corporate performance as well as risk and deferral factors. The Committee also has made grants of long-term incentive equity upon initial hiring of executive officers. In late 2010 and early 2011, the Committee evaluated the long term incentive program and determined to make changes, which are described in “Changes to Elements of Executive Compensation.”

Dividends declared, if any, on unvested shares of performance stock are not paid currently. Instead, amounts equal to declared dividends are credited to an account established on behalf of the grantee and the amounts are deemed to be invested in additional shares of the Company’s common stock. Dividend equivalents are subject to the same vesting schedule as the performance stock. At the time that the underlying performance stock vests, dividend equivalents allocable to the performance stock and any fractional share amount also vest and are payable in shares of common stock or forfeited if such stock is forfeited.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END TABLE

The table below sets forth information regarding options and stock awards that were outstanding as of December 31, 2010.

	Option Awards					Stock Awards
							Equity
						Equity	Incentive
						Incentive	Plan
						Plan	Awards:
						Awards:	Market or
						Number	Payout
						of	Value of
						Unearned	Unearned
						Shares,	Shares,
						Units or	Units or
						Other	Other
		Number of	Number of			Rights	Rights
		Securities	Securities			That	That
		Underlying	Underlying	Option		Have	Have
		Unexercised Options	Unexercised Options	Exercise	Option	Not	Not
		Exercisable	Unexercisable(1)	Price	Expiration	Vested(2)	Vested(3)
Name	Grant Date	(#)	(#)	($)	Date	(#)	($)
Lord	1/24/2002	3,000,000	0	$28.6666	1/24/2012	—	—
	5/21/2002	459,951	0	32.6033	1/15/2011	—	—
	1/28/2003	1,500,000	0	35.2000	1/28/2013	—	—
	5/19/2005	300,000	0	48.8400	5/19/2015	—	—
	5/8/2008	0	530,000	22.2800	5/8/2018	—	—
	1/29/2009	133,333	266,667	11.2100	1/29/2019	—	—
	1/28/2010	0	315,000	10.3100	1/28/2020	—	—
	1/29/2009	—	—	—	—	33,334	$419,675
	1/28/2010	—	—	—	—	120,000	1,510,800

Remondi	1/8/2008	2,000,000	0	17.3000	1/8/2018	—	—
	1/8/2009	0	1,000,000	10.1700	1/8/2019	—	—
	1/28/2010	—	—	—	—	75,000	944,250

Hewes	3/17/2008	200,000	0	16.5400	3/17/2018	—	—
	1/29/2009	100,000	200,000	11.2100	1/29/2019	—	—
	1/28/2010	0	300,000	10.3100	1/28/2020	—	—
	1/29/2009	—	—	—	—	13,334	167,875
	1/28/2010	—	—	—	—	60,000	755,400

Clark	3/4/2008	62,500	62,500	19.3000	3/4/2018	—	—
	1/29/2009	15,000	30,000	11.2100	1/29/2019	—	—
	1/28/2010	0	125,000	10.3100	1/28/2020	—	—
	1/29/2009	—	—	—	—	3,334	41,975
	1/28/2010	—	—	—	—	10,000	125,900

DePaulo	3/27/2009	50,000	100,000	4.4700	3/27/2019	—	—
	1/28/2010	0	100,000	10.3100	1/28/2020	—	—
	3/27/2009	—	—	—	—	13,334	167,875
	1/28/2010	—	—	—	—	20,000	251,800

Heleen	1/29/2009	50,000	0	11.2100	3/31/2011	—	—
	6/14/2010	7,813	0	11.3900	3/31/2011	—	—

(1)	Awards granted prior to 2009 are subject to price-vesting targets. Awards granted in 2009 are subject to “core earnings” targets. One-half of the 530,000 options granted to Mr. Lord in 2008 vest upon a closing price of at least $26.74 for five trading days, and the other one-half vest upon a closing price of at least $31.19 for five trading days. The options granted to Mr. Remondi in 2009 vest upon a closing stock price of at least $24.22 for five trading days or January 8, 2014, whichever is earlier. Mr. Clark’s 2008 options vest upon a closing stock price of at least $27.02 for five trading days. Two-thirds of the awards granted in 2009 to Messrs. Lord, Hewes, Clark and DePaulo will vest to the extent the “core earnings” net income targets are achieved. At December 31, 2010, unvested options are forfeited if not vested each year. The remaining options reported in this column were granted during 2010 to Messrs. Lord, Hewes, Clark and DePaulo and vest one-third per year for three years.

(2)	Awards granted in 2009 are subject to “core earnings” targets. Awards granted in 2009 to Messrs. Lord, Hewes, Clark and DePaulo will vest, to the extent the “core earnings” net income targets are achieved. At December 31, 2010, unvested performance stock is forfeited if not vested each year. Performance stock granted in 2010 to Messrs. Lord, Remondi, Hewes, Clark and DePaulo vests one-third per year for three years.

(3)	Market value of shares or units is calculated based on the closing price of the Company’s stock on December 31, 2010 of $12.59.

OPTION EXERCISES AND STOCK VESTED IN 2010

The table below sets forth information regarding amounts realized from stock awards that vested during the 2010 fiscal year. No options were exercised during the 2010 fiscal year.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting(1)
	(#)	($)	(#)	($)

Lord	—	—	66,666	$768,492
Remondi	—	—	0	0
Hewes	—	—	11,666	132,942
Clark	—	—	3,666	40,802
DePaulo	—	—	6,666	83,858
Heleen	—	—	7,755	88,618

(1)	The value realized on vesting is the number of shares vested multiplied by the closing market price of the Company’s stock on the vesting date.

2010 PENSION BENEFITS TABLE

The table below provides information about the present value as of December 31, 2010 of the NEOs’ accumulated pension benefits under the Company’s tax-qualified pension plan and a non-qualified supplemental pension plan (the “Pension Plans”), based on the assumptions described in footnote (1) below.

Effective July 1, 2009, all Pension Plan benefits were frozen. Effective July 1, 2004, the Pension Plans were frozen for new entrants; employees as of July 1, 2004 with less than five years of service and employees hired on and after July 1, 2004 do not receive benefits under the Pension Plans. Effective July 1, 2006, the Pension Plans were frozen for employees with five to nine years of service as of June 30, 2004. No benefits accrue with respect to these participants under the Pension Plans, other than interest accruals. Effective July 1, 2009, the Pension Plans were frozen for employees with ten or more years of service as of June 30, 2004. Because credited service was frozen, no NEO accrued any pension benefits under the Pension Plans during 2010.

Benefits under the Pension Plans are credited using a cash balance formula. Under the formula, each participant has an account, for record keeping purposes only, to which credits are allocated each payroll period based on a percentage of the participant’s compensation (base salary and annual performance bonus) for the current pay period (“Pay Credits”). The applicable Pay Credit percentage is determined by a participant’s years of service with the Company. The Pay Credit percentages are as follows: four percent for 0-4 years of service; five percent for 5-9 years of service; six percent for 10-13 years of service; seven percent for 14-16 years of service; eight percent for 17-19 years of service; nine percent for 20-24 years of service; and ten percent for 25 or more years of service. Effective July 1, 2009, Pay Credit accruals were completely frozen. In addition to Pay Credits, participants’ accounts are credited quarterly with an interest amount that is based on the interest rate on 30-year U.S. Treasury securities. In conjunction with the plan termination effective June 30, 2010 the interest crediting rate was fixed at the average of the prior 5 years rates, which is 4.55%.

A participant’s benefit is payable upon termination of employment and is paid in a lump sum or one of several monthly annuity options. The normal retirement age is 62.

If an individual participated in the Company’s prior pension plan as of September 30, 1999 and met certain age and service criteria, the participant (“grandfathered participant”) receives the greater of the benefits calculated under the prior plan, which uses a final average compensation formula, or under the cash balance formula. Mr. Lord is the only NEO that qualifies as a “grandfathered participant.” The average compensation used in the calculation of grandfathered benefits is the average of the highest 5 consecutive calendar years of pay. For the qualified plan, the average uses base pay (no bonus) and is capped at the qualified plan compensation limit which was $230,000 for 2008, the last complete calendar year before the plan was frozen. For the supplemental plan there is no compensation limit, and the bonus is included up to 35% of base pay.

The Company’s non-qualified pension plan assures that designated participants receive the full amount of benefits to which they would have been entitled under the tax-qualified pension plan but for limits on compensation and benefit levels imposed by the Tax Code. The non-qualified plan does not provide any other benefits.

In 2010, the Company began the formal process with the Pension Benefit Guaranty Corporation and the IRS to terminate the qualified pension plan. In conjunction with the termination of the qualified plan, the Company is also terminating the non-qualified supplemental pension plan. A portion of these non-qualified benefits were distributed in December 2010 with the remaining benefits payable in 2011. Subject to the receipt of a favorable determination letter from the IRS, the Company intends to complete the termination and settlement of all pension plan benefits during 2011.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit(1)	Last Fiscal Year(2)
		(#)	($)	($)

Lord(3)	Tax-Qualified Plan	24.2500	$1,467,237	$0
	Supplemental Plan	24.2500	804,402	3,308,764
	Total		2,271,639	3,308,764

Remondi(4)	—	—	—	—

Hewes(5)	—	—	—	—

Clark(5)	—	—	—	—

DePaulos(5)	—	—	—	—

Heleen(6)	Tax-Qualified Plan	8.0000	92,384	0
	Supplemental Plan	8.0000	606	0
	Total	8.0000	92,990	0

(1)	Accumulated benefits are based on service, base salary, and annual performance bonus, and if applicable, Pay Credits as described above considered by the plans and agreements for the period through December 31, 2010 (the “Measurement Date”). The present value of pension benefits disclosed is the amount that would be received upon retire on the Measurement Date. The methodology and assumptions used to calculate this benefit differ from previous years in order to more accurately measure the “settlement” liability in conjunction with the impending termination of the Pension Plans and more closely correspond to the true value of benefits. The discount rate used to determine the present value of accumulated benefits is a weighted average of the effective interest rate used to determine each individual’s obligation. Because the remaining benefit distribution for the supplemental plan is known to take place in the first quarter of 2011 at a known discount rate, the actual grandfathered lump sum conversion rate was used. For the qualified plan, for which the distribution date and grandfathered lump sum conversion rate are unknown, the rate is based on the 30-year Treasury spot rate as follows: Cash account 4.55% (fixed rate); Grandfathered qualified 4.34% (30-year Treasury spot rate); and Grandfathered supplemental 4.19% (30-year Treasury 1st quarter rate).

(2)	Distributions from the Supplemental Pension Plan were made effective December 1, 2010 coincident with the partial termination of the benefits earned in the plan prior to December 31, 2004, which were earned prior to the 409A regulations. Mr. Lord is the only NEO to receive a payment during 2010 because Mr. Heleen’s benefits in this plan were earned after December 31, 2004.

(3)	Mr. Lord’s credited service differs from his actual service because his credited service was frozen at the June 30, 2009 plan freeze date. The prior plan benefit for Mr. Lord is the greater of the benefit calculated using the December 31, 1988 plan formula and the benefit using the September 30, 1999 plan formula. The 1988 plan formula was frozen to new service accruals on December 31, 2008, resulting in Mr. Lord’s benefit being based on the 1999 plan formula. In 1995, Mr. Lord received a distribution of his supplemental plan benefit in the form of a single lump sum of $614,000. He was subsequently rehired, and has not been repaid any portion of his prior distribution. Therefore, his supplemental benefit is offset by the value of his prior distribution.

(4)	Mr. Remondi left employment with the Company in August 2005, received a lump sum payment of his benefits in 2006, and was rehired in January 2008. Because he was rehired after the tax-qualified and supplemental plans were closed to new members and because he received the full value of his benefits, he has no further interest in the plans as of December 31, 2010.

(5)	Messrs. Hewes, Clark and DePaulo were hired after the tax-qualified and supplemental plans were closed to new members.

(6)	Mr. Heleen’s credited service differs from his actual service with the company because his credited service was frozen at the June 30, 2006 plan freeze date.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010

No NEO held a balance in the non-qualified deferred compensation plan during 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would have been payable to the NEOs who were employed as executive officers on December 31, 2010 if such NEOs’ employment had terminated and/or a change in control had occurred on December 31, 2010, given the NEOs’ compensation and service levels as of December 31, 2010 and based on the Company’s closing stock price on that date of $12.59. The amounts disclosed in the tables are in addition to: (i) compensation and benefits available prior to the occurrence of a termination of employment, such as vested stock options, and (ii) compensation and benefits available generally to all employees, such as distributions under the Company’s defined contribution retirement program, disability plans and accrued vacation pay.

The following arrangements were effective for the NEOs who were employed as executive officers on December 31, 2010: (i) employment agreements for Messrs. Lord, Remondi and DePaulo, which expired in the first quarter of 2011, (ii) the Executive Severance Plan, (iii) the Change in Control Severance Plan, and (iv) the 2009-2012 Incentive Plan and predecessor equity plans. Mr. Heleen’s payments are shown in the “Summary Compensation Table” herein.

The tables below show certain potential payments that would have been made to an NEO if the NEO’s employment had terminated on December 31, 2010 under various scenarios.

Change in Control without Termination

			Medical	Additional
	Equity	Cash	Insurance/	Retirement	Estimated Tax
Name	Vesting(1)	Severance	Outplacement	Benefit	Gross Up	Total

Lord	$0	—	—	—	—	$0
Remondi	0	—	—	—	—	0
Hewes	0	—	—	—	—	0
Clark	0	—	—	—	—	0
DePaulo	0	—	—	—	—	0

Change in Control with Termination without Cause or for Good Reason

			Medical	Additional
	Equity	Cash	Insurance/	Retirement	Estimated Tax
Name	Vesting(2)	Severance	Outplacement(3)	Benefit	Gross Up	Total

Lord	$3,016,675	$3,000,000	$28,212	—	$0	$6,044,887
Remondi	3,364,250	3,825,000	34,268	—	—	7,223,518
Hewes	1,883,275	2,375,000	15,000	—	—	4,273,275
Clark	494,275	1,553,375	35,068	—	—	2,082,718
DePaulo	1,459,675	1,658,000	35,068	—	—	3,152,743

Termination by the Company without Cause or by the Executive for Good Reason

			Medical	Additional
	Equity	Cash	Insurance/	Retirement	Estimated Tax
Name	Vesting	Severance	Outplacement(4)	Benefit	Gross Up	Total

Lord	$787,675	$5,000,000	$9,909	—	—	$5,797,584
Remondi	2,420,000	3,825,000	14,451	—	—	6,259,451
Hewes	443,875	1,897,682	0	—	—	2,341,557
Clark	83,375	801,069	15,051	—	—	899,495
DePaulo	979,875	500,000	5,017	—	—	1,484,892

Termination by the Company with Cause

			Medical	Additional
	Equity	Cash	Insurance/	Retirement	Estimated Tax
Name	Vesting	Severance	Outplacement	Benefit	Gross Up	Total

Lord	—	—	—	—	—	—
Remondi	—	—	—	—	—	—
Hewes	—	—	—	—	—	—
Clark	—	—	—	—	—	—
DePaulo	—	—	—	—	—	—

Termination Due to Death or Disability

			Medical	Additional
	Equity	Cash	Insurance/	Retirement	Estimated Tax
Name	Vesting	Severance	Outplacement	Benefit	Gross Up	Total

Lord	$3,016,675	—	—	—	—	$3,016,675
Remondi	3,364,250	—	—	—	—	3,364,250
Hewes	1,883,275	—	—	—	—	1,883,275
Clark	494,275	—	—	—	—	494,275
DePaulo	1,459,675	—	—	—	—	1,459,675

(1)	Assumes performance stock and options are assumed in a change of control.

(2)	Amounts shown are the value of performance stock plus the spread value of stock options that would vest for each individual on December 31, 2010, based on the closing market price on the date of $12.59. Assumes performance stock and options are not assumed in a change of control.

(3)	Includes the Company’s estimated portion of the cost of health care benefits for 24 months and $15,000 of outplacement services.

(4)	Includes the Company’s estimated portion of the cost of health care benefits for the following time periods, based on either an employment agreement or the Executive Severance Plan: 18 months for Messrs. Lord, Remondi, Hewes and Clark; and 6 months for Mr. DePaulo.

As a result of the Compensation Committee’s amendment to outstanding equity described above in “Changes to Elements of Executive Compensation Program,” beginning January 27, 2011, equity will continue to vest according to original terms upon and after any employment termination by the Company.

DIRECTOR COMPENSATION

	Fees
	Earned or			Change in
	Paid In	Stock	Option	Pension	All Other
	Cash	Awards(1)	Awards(2)	Value(3)	Compensation(4)	Total
Name	($)	($)	($)	($)	($)	($)

Ann Torre Bates	$95,000	$55,158	$53,929	—	$84	$204,171
William M. Diefenderfer	70,000	55,158	53,929	—	84	179,171
Diane Suitt Gilleland	70,000	55,158	53,929	$2,844	84	182,015
Earl A. Goode	70,000	55,158	53,929	—	84	179,171
Ronald F. Hunt	80,000	55,158	53,929	—	84	189,171
Michael E. Martin	70,000	55,158	53,929	—	84	179,171
Barry A. Munitz	70,000	55,158	53,929	—	84	179,171
Howard H. Newman	70,000	55,158	53,929	—	84	179,171
A. Alexander Porter, Jr.	80,000	55,158	53,929	—	84	189,171
Frank C. Puleo	70,000	55,158	53,929	—	84	179,171
Wolfgang Schoellkopf	95,000	55,158	53,929	—	84	204,171
Steven L. Shapiro	70,000	55,158	53,929	—	84	179,171
J. Terry Strange	70,000	55,158	53,929	—	84	179,171
Anthony P. Terracciano	315,000	0	0	—	83,214	398,214
Barry L. Williams	70,000	55,158	53,929	—	84	179,171

(1)	The grant date fair market value for each share of restricted stock granted in 2010 to directors is based on the closing market price of the Company’s stock of January 28, 2010, which was $10.31. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 13 “Stock-Based Compensation Plans and Arrangements” of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.

(2)	The grant date fair market value for stock options granted in 2010 to directors is $4.95 per share. Additional details on accounting for stock-based compensation can found in Note 2 “Significant Accounting Policies” and Note 13 “Stock-Based Compensation Plans and Arrangements” of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.

(3)	Ms. Gilleland and Messrs. Hunt, Porter, and Shapiro are participants in the Board of Directors’ Pension Plan. This Plan was in place at the time these individuals were elected to the Board. The Plan was frozen effective December 31, 1995, and no benefits accrued after that time. The plan was terminated effective December 31, 2010.

The normal retirement age. There was no change in 2010 in the actuarial present value of benefits of participants in the Plan who were older than age 65. There was an increase in the actuarial present value of benefits of the participant younger than age 65, reflecting the fact that such participants are one year closer to reaching the normal retirement age. The calculations are based on a discount rate of 4.80% compounded annually and the UP-94G Mortality Table. The Company does not pay any above-market earnings on non-qualified deferred compensation plans for directors.

(4)	All Other Compensation is set forth in the table below:

ALL OTHER COMPENSATION

		Life
	Office	Insurance	Total
Name	Expenses(A)	Premiums(B)	($)

Ann Torre Bates	—	$84	$84
William M. Diefenderfer	—	84	84
Diane Suitt Gilleland	—	84	84
Earl A. Goode	—	84	84
Ronald F. Hunt	—	84	84
Michael E. Martin	—	84	84
Barry A. Munitz	—	84	84
Howard H. Newman	—	84	84
A. Alexander Porter, Jr.	—	84	84
Frank C. Puleo	—	84	84
Wolfgang Schoellkopf	—	84	84
Steven L. Shapiro	—	84	84
J. Terry Strange	—	84	84
Anthony P. Terracciano	$83,130	84	83,214
Barry L. Williams	—	84	84

(A) Office expenses for the Chairman include office support ($64,510) and car transportation ($18,620).

(B) The amount reported is the annual premium paid by the Company to provide a life insurance benefit of $50,000.

In January 2010, the Board set director compensation for 2010 for independent members of the Board, other than the Chairman, at $180,000. The Board made its decision based on a recommendation from the Compensation Committee, which recommendation was made after review of director pay for the Peer Group and consultation with its compensation consultant. The amount and form of compensation was substantially similar to compensation of the independent directors for 2009 and was divided between cash and equity as described below. Mr. Lord did not receive any additional compensation for his service on the Board.

Cash Compensation

The cash portion of the payment was $70,000, which is the same amount it has been for the past five years. As in 2009, the following directors were granted an additional cash payment of $25,000: (i) Lead Independent Director (also Chair of the Compensation and Personnel Committee) and (ii) Chair of the Audit Committee. Similarly, the following directors were granted an additional cash payment of $10,000: (i) Chair of the Nominations and Governance Committee and (ii) Chair of Finance and Operations Committee.

Equity Compensation

The value of the remainder of the pay, $110,000, (as referenced above in “Cash Compensation”) was divided approximately equally between restricted stock and stock. The Board believes that payment of a portion of director compensation in the form of equity serves to align director and shareholder interests, with a focus on sustained performance. The Board used a Black-Scholes formula to value the options. For 2010, each eligible director received 5,350 shares of restricted stock and 10,900 net settled options.

The restricted stock vested on the date of the 2010 annual shareholder meeting provided the director is a member of the Board of Directors at that time. Options have a 10-year term, a grant price equal to the stock price on the date of grant and vested on the date of the 2010 annual shareholder meeting provided the director is a member of the Board of Directors at that time.

Reimbursements and Other Compensation

The Company’s independent directors are reimbursed for reasonable expenses incurred in connection with attending Board meetings and are covered by a travel insurance plan while traveling on corporate business. In addition, they are provided with $50,000 of life insurance, A non-qualified pension plan was provided to Board members until 1995, at which time the plan was frozen, and effective December 31, 2010 the plan was terminated.

Chairman’s Compensation

In January 2008, Mr. Terracciano and the Company entered into a retainer agreement for Mr. Terracciano’s service as Chairman of the Board, subject to his re-election by shareholders, for a three-year term, which was subsequently extended to a four-year term. Under the agreement, Mr. Terracciano’s annual cash compensation was set at $600,000. At the same time the agreement was extended to a four-year term, the annual cash retainer was reduced at Mr. Terracciano’s request to $480,000, consistent with the Company’s expense reduction program. Mr. Terracciano again requested that his annual retainer be reduced to $420,000, effective January 1, 2010. Mr. Terracciano subsequently waived his fourth quarter 2010 retainer payment.

Under the agreement, in January 2008 Mr. Terracciano received 200,000 shares of restricted stock and options to purchase 500,000 shares of the Company’s common stock. The options were granted at the closing price on the grant date, $17.83, have a 10-year term, and once vested, may be exercised throughout the 10-year term. The options vested in equal installments on the first, second and third anniversaries of their grant date. As originally granted, the restricted stock vested in equal installments on the first, second and third anniversaries of the grant date. When the agreement was extended to a four-year term, however, the vesting of the first tranche of restricted stock was postponed by one year. The vesting of the first and second tranches was again postponed by one year so that all three tranches would vest on January 8, 2011. Mr. Terracciano voluntarily forfeited 100,000 shares of the restricted stock award on October 1, 2010.

In January 2011 during the Board’s consideration of director compensation for all of the independent directors, the Board considered Mr. Terracciano’s compensation and agreed with Mr. Terracciano that his 2011 retainer would consist of twice the value of the award to the other independent directors and would be paid in the same proportion of cash and equity as the other directors’ compensation. As a result, Mr. Terracciano’s retainer was set at $360,000, with $140,000 paid in cash and the remainder split approximately equally between stock and options with the same vesting and other terms as the grants to other independent directors, which are described above. Mr. Terracciano is also entitled to reimbursement for office and transportation expenses commensurate with the amount of time he allocates to Board service.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2010, relating to equity compensation plans or arrangements of the Company pursuant to which grants of options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

				Number of
	Number of		Average	Securities Remaining
	Securities to be	Weighted Average	Remaining Life	Available for Future
	Issued Upon Exercise	Exercise Price	(Years) of	Issuance Under	Types of
	of Outstanding	of Outstanding	Options	Equity Compensation	Awards
Plan Category	Options and Rights(1)	Options and Rights	Outstanding	Plans	Issuable(2)

Equity compensation plans approved by security holders:
SLM Corporation Directors Equity Plan					NQ,ST
Traditional options	—	—	—
Net-settled options	207,922	$7.28	8.6

Total	207,922	$7.28	8.6	581,428
SLM Corporation 2009-2012 Incentive Plan					NQ,ISO,RES, RSU
Traditional options	—	—	—
Net-settled options	1,816,125	$10.88	7.3
RSUs	61,200	—	—

Total	1,877,325	$10.88	7.3	16,978,284
Expired Plans(3)					NQ,ISO,RES
Traditional options	7,339,628	$31.94	2.2
Net-settled options	1,182,579	$22.25	7.1
RSUs	35,481	—	—

Total expired plans	8,557,688	$25.90	5.3	0

Total approved by security holders	10,642,935	$19.84	6.1	17,559,712
Equity compensation plans not approved by security holders:
Compensation arrangements(4)	—	$17.30	9.0	—	NQ
Employee Stock Purchase Plan(5)	—	—	—	872,384
Expired Plan(6)	311,308	$27.27	1.1	—	NQ,RES

Total not approved by security holders	311,308	$19.67	7.1	872,384

Total	10,954,243	$19.91	6.0	18,432,096

(1)	Upon exercise of a net-settled option, optionees are entitled to receive the after-tax spread shares only. The spread shares equal the gross number of options granted less shares for the option cost. Accordingly, this column reflects the net-settled option spread shares issuable at December 31, 2010, where provided.

(2)	NQ (Non-Qualified Stock Option), ISO (Incentive Stock Option), RES (Restricted/Performance Stock), RSU (Restricted Stock Unit), ST (Stock Awards).

(3)	Expired plans for which unexercised options remain outstanding are the Management Incentive Plan, Board of Directors Stock Option Plan and SLM Corporation Incentive Plan. At December 31, 2010, the option price for a majority of the outstanding net-settled options granted under these plans was higher than the market price.

(4)	One million net-settled options were awarded on January 8, 2008, to John F. Remondi as an “employment inducement award” under NYSE rules. At December 31, 2010, the option price of the award was higher than the market price; therefore, no shares were issuable under the award.

(5)	Number of shares available for issuance under the Employee Stock Purchase Plan (ESPP) as of December 31, 2010.

(6)	Expired plan for which unexercised options remain outstanding is the Employee Stock Option Plan.

OTHER MATTERS

Certain Relationships and Transactions

The Company has a written policy regarding review and approval of related persons transactions. Transactions covered by the policy are transactions involving the Company in excess of $120,000 in any year in which any director, nominee, executive officer, or greater-than-five percent beneficial owner of the

Company, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less-than-ten percent owner of an entity involved in the transaction (“Related Persons Transaction”). Certain loans made in the ordinary course of the Company’s business to executive officers, directors and their family members are considered Related Persons Transactions and may be required to be disclosed in the proxy statement, but are pre-approved under the policy if they meet specified requirements.

Under the policy, the Corporate Secretary will notify the Chair of the Audit Committee of any proposed Related Persons Transaction, and the Chair of the Audit Committee will determine if approval under the policy is required. If such approval is required, the Audit Committee will then review the proposed Related Persons Transaction and make a recommendation to the Board regarding whether to approve the transaction. In considering a transaction, the Audit Committee takes into account whether a transaction would be on terms no less favorable to an unaffiliated third party under the same or similar circumstances.

The Company has adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of the Sallie Mae Bank.

Since the beginning of 2010, no Related Persons Transactions requiring disclosure have been proposed or entered into except as follows. During 2010, Matthew Bailer, son-in-law of John (Jack) Hewes, was employed as Director from January 1, 2010 to January 27, 2010, and as Senior Director from January 28, 2010 to the present. His compensation for 2010, including base salary and bonus, was $163,777. He also received a stock option award of 8,500 options, valued at $36,976 on January 28, 2010, and a restricted stock unit award of 200 units, valued at $2,062 on January 28, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s executive officers and directors, as well as persons who beneficially own more than ten percent of our common stock, to file reports on their holdings of and transactions in the Company’s common stock. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during the fiscal year 2010, all required reports were filed in a timely manner, except that on behalf of Mr. Clark, the Company filed one report disclosing a single share withholding transaction in connection with a performance stock vesting event one day late.

Other Matters for the 2011 Annual Meeting

As of the date of this proxy statement, there are no matters that the Board of Directors intends to present for a vote at the Annual Meeting other than the business items discussed in this proxy statement. In addition, the Company has not been notified of any other business that is proposed to be presented at the Annual Meeting. If other matters now unknown to the Board come before the Annual Meeting, the proxy given by a shareholder electronically, telephonically or on a proxy card gives discretionary authority to the persons named by the Company to serve as proxies to vote such shareholder’s shares on any such matters in accordance with their best judgment.

Shareholder Proposals for the 2012 Annual Meeting

A shareholder who intends to introduce a proposal for consideration at the Company’s 2012 Annual Meeting, set for May 24, 2012, may seek to have that proposal and a statement in support of the proposal included in the Company’s 2012 proxy statement if the proposal relates to a subject that is permitted under SEC Rule 14a-8. To be considered for inclusion, the proposal and supporting statement must be received by the Company no later than December 9, 2011 and must satisfy the other requirements of Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement.

The Company’s By-laws provide that a shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8. The Company’s By-laws provide that any such proposals or nominations for the Company’s 2012 Annual Meeting must be received by the Company on or after January 20, 2012 and on or before March 20, 2012. Any such notice must satisfy the other requirements in the Company’s By-laws applicable to such proposals and nominations. If a shareholder fails to meet these deadlines or fails to comply with the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

Solicitation Costs

All expenses in connection with the solicitation of proxies for the Annual Meeting will be paid by the Company. The Company has engaged MacKenzie Partners, Inc. to solicit proxies for an estimated fee of $15,000 plus reimbursement for out-of-pocket costs. In addition, officers, directors, regular employees or other agents of the Company may solicit proxies by telephone, telefax, personal calls, or other electronic means. The Company will request banks, brokers, custodians and other nominees in whose names shares are registered to furnish to the beneficial owners of the Company’s common stock Notices of Availability of the materials related to the Annual Meeting, and including, if so requested by the beneficial owners, paper copies of the annual report, this proxy statement and the proxy card and, upon request, the Company will reimburse such registered holders for their out-of-pocket and reasonable expenses in connection therewith.

Householding

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding stock but sharing the same address, the Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain registered shareholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive one copy of the Notice of Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered shareholder and would like to have separate copies of the Notice of Availability or proxy materials mailed to you in the future, or you would like to have a single copy of the Notice of Availability or proxy materials mailed to you in the future, you must submit a request in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call at 1-800-542-1061. If you are a beneficial shareholder, please contact your bank or broker to opt in or out of householding.

However, please note that if you want to receive a separate proxy card or vote instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Availability that was sent to you and we will deliver promptly upon written or oral request, separate copies of the proxy materials for this year’s Annual Meeting.

SLM CORPORATION
ATTN: CORPORATE SECRETARY
300 CONTINENTAL DR.
NEWARK, DE 19713
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the impact on the environment and reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M34972-P05454	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SLM CORPORATION

The Board of Directors recommends you vote FOR the following proposal:

1.	Election of Directors
		For	Against	Abstain
Nominees:

	1a. Ann Torre Bates	☐	☐	☐

	1b. W.M. Diefenderfer III	☐	☐	☐

	1c. Diane Suitt Gilleland	☐	☐	☐

	1d. Earl A. Goode	☐	☐	☐

	1e. Ronald F. Hunt	☐	☐	☐

	1f. Albert L. Lord	☐	☐	☐

	1g. Michael E. Martin	☐	☐	☐

	1h. Barry A. Munitz	☐	☐	☐

	1i. Howard H. Newman	☐	☐	☐

	1j. A. Alexander Porter, Jr.	☐	☐	☐

	1k. Frank C. Puleo	☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.
☐

		For	Against	Abstain

	1l. Wolfgang Schoellkopf	☐	☐	☐

	1m. Steven L. Shapiro	☐	☐	☐

	1n. J. Terry Strange	☐	☐	☐

	1o. Anthony P. Terracciano	☐	☐	☐

	1p. Barry L. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Approval of an advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote for 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain

3.	Approval of an advisory vote on the frequency of executive compensation votes. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.
ADMISSION TICKET
Bring this ticket and photo ID with you if you plan on attending the meeting.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
▼  DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

M34973-P05454
SLM CORPORATION
Annual Meeting of Shareholders
May 19, 2011
Hilton Wilmington Christiana
100 Continental Drive
Newark, DE 19713
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Laurent C. Lutz, proxy of the undersigned, with full power of substitution, to vote all the shares of Common Stock of SLM Corporation, a Delaware corporation, owned by the undersigned on March 21, 2011, at the SLM Corporation Annual Shareholder Meeting to be held on May 19, 2011 and at any postponement or adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEMS (1), (2) AND (4), AND “ONE YEAR” IN ITEM (3), AND IN THE PROXY’S DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.
THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES HELD FOR THE ACCOUNT OF THE UNDERSIGNED IN CERTAIN SLM CORPORATION 401(K) PLANS.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)